CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Amount to be Registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fees

Class A Common Stock, par value $0.0001 per share	5,750,000	$40.85(1)	$234,887,500	$27,223.46

(1)
Estimated solely for purposes of calculating the registration fee. In accordance with Rule 457(c) and Rule 457(r) of the Securities Act of 1933, as amended, the prices shown are based on the average of the high and low prices reported for registrant’s Class A Common Stock on the New York Stock Exchange on May 8, 2017.

Filed Pursuant to Rule 424(b)(7)
Registration No. 333-217774

Prospectus Supplement to Prospectus dated May 8, 2017

5,000,000 Shares

BLACK KNIGHT FINANCIAL SERVICES, INC.

Class A Common Stock

        The selling shareholders named in this prospectus supplement are offering 5,000,000 shares of Black Knight Financial Services, Inc.’s Class A common stock. We will not receive any proceeds from the sale of shares of Class A common stock to be offered by the selling shareholders.

        Our Class A common stock is listed on the New York Stock Exchange under the symbol “BKFS.” On May 5, 2017, the last sale price of our Class A common stock as reported on the New York Stock Exchange was $41.90 per share.

        Investing in our Class A common stock involves a high degree of risk. See “Risk Factors” beginning on page S-15. You should also consider the risk factors described in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus.

        The underwriter has agreed to purchase the Class A common stock from the selling shareholders at a price of $38.61 per share, which will result in $193,050,000 of proceeds to the selling shareholders before expenses. The underwriter may offer the shares of Class A common stock from time to time for sale in one or more transactions on the New York Stock Exchange, in the over-the-counter market, through negotiated transactions or otherwise at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices.

        To the extent that the underwriter sells more than 5,000,000 shares of Class A common stock, the underwriter will have the option, for a period of 30 days from the date of this prospectus supplement, to purchase up to 750,000 additional shares of our Class A common stock from the selling shareholders at the price set forth above. We will not receive any proceeds from the sale of shares of Class A common stock to be offered by the selling shareholders.

        Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of this prospectus supplement. Any representation to the contrary is a criminal offense.

        The underwriter expects to deliver the shares of Black Knight Financial Services, Inc.’s Class A common stock to investors on or about May 12, 2017.

J.P. Morgan

May 8, 2017

Prospectus Supplement

Prospectus

S-ii

        You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or in any free writing prospectuses related hereto that we have prepared. None of we, any selling shareholder or the underwriter (or any of our or their respective affiliates) have authorized anyone to provide you with different information and we, the selling shareholders and the underwriter (or any of our or their respective affiliates) take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus supplement, the accompanying prospectus and any free writing prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor do this prospectus supplement, the accompanying prospectus and any free writing prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

        We own or have the rights to use various trademarks, service marks and trade names referred to in this prospectus. Solely for convenience, we refer to our trademarks in this prospectus supplement, the accompanying prospectus and documents incorporated by reference herein and therein without the ™, and ® symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights to our trademarks. Other service marks, trademarks and trade names referred to in this prospectus supplement, the accompanying prospectus and documents incorporated by reference herein and therein are the property of their respective owners.

        You should assume that the information appearing or incorporated by reference in this prospectus supplement, the accompanying prospectus or any free writing prospectus prepared by us or on our behalf is accurate only as of their respective dates or on the date or dates which are specified in such documents, and that any information in documents that we have incorporated by reference is accurate only as of the date of such document incorporated by reference. Our business, financial condition, liquidity, results of operations and prospects may have changed since those dates.

S-iii

ABOUT THIS PROSPECTUS SUPPLEMENT

        This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and also adds to and updates the information contained or incorporated by reference in the accompanying prospectus. The second part is the accompanying prospectus, which contains more general information, some of which may not apply to this offering.

        You should read both this prospectus supplement and the accompanying prospectus, together with any documents incorporated by reference herein and therein and the additional information described below under the heading “Where You Can Find More Information; Incorporation of Certain Documents by Reference” in their entirety before making an investment decision. To the extent there is a variation between information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus, on the other hand, you should rely on the information in this prospectus supplement.

        If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement. Any statement made in this prospectus supplement or in a document incorporated or deemed to be incorporated by reference in this prospectus supplement will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference in this prospectus supplement modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

        The distribution of this prospectus supplement and the accompanying prospectus and the offering of the common stock in certain jurisdictions may be restricted by law. Neither the selling shareholders nor the underwriter are making an offer of the common stock in any jurisdiction where the offer is not permitted. Persons who come into possession of this prospectus supplement and the accompanying prospectus should inform themselves about and observe any such restrictions. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

        You should not consider any information in this prospectus supplement, the accompanying prospectus or any free writing prospectus to be investment, legal or tax advice. You should consult your own counsel, accountant and other advisors for legal, tax, business, financial and related advice regarding the purchase of the common stock. None of we, the selling shareholders or the underwriter are making any representation to you regarding the legality of an investment in the common stock by you under applicable investment or similar laws.

S-iv

SUMMARY

        The items in the following summary are described in more detail later in, or are incorporated by reference into, this prospectus supplement and the accompanying prospectus. This summary provides an overview of selected information and does not contain all of the information you should consider. Therefore, you should also read the more detailed information set out in or incorporated by reference into this prospectus supplement and the accompanying prospectus, including the risk factors, the financial statements and related notes thereto, and the other documents to which this prospectus supplement and the accompanying prospectus refer before making an investment decision. Unless otherwise stated in this prospectus supplement, or as the context otherwise requires, references to “Black Knight,” “we,” “us” or “our” refer to Black Knight Financial Services, Inc., a Delaware corporation, and its consolidated subsidiaries.

Business Description

        Black Knight is a holding company that conducts business through our interest in Black Knight Financial Services, LLC (“BKFS LLC”). Through its subsidiaries, BKFS LLC is a leading provider of integrated technology, workflow automation, data and analytics to the mortgage and real estate industries. Our solutions facilitate and automate many of the mission-critical business processes across the entire mortgage loan life cycle, from origination until asset disposition. We believe we differentiate ourselves by the breadth and depth of our comprehensive, integrated solutions and the insight we provide to our clients.

        We have market-leading positions in mortgage processing and technology solutions combined with comprehensive real estate data and extensive analytic capabilities. Our solutions are utilized by U.S. mortgage originators and mortgage servicers, as well as other financial institutions, investors and real estate professionals, to support mortgage lending and servicing operations, analyze portfolios and properties, operate more efficiently, meet regulatory compliance requirements and mitigate risk.

        The U.S. mortgage market is undergoing significant change, and mortgage market participants have been subjected to more stringent oversight in recent years. Regulators have increasingly focused on better disclosure, improved risk mitigation and enhanced oversight. Mortgage lenders large and small have experienced higher costs in order to comply with this higher level of regulation. Despite these new regulatory requirements, the mortgage industry remains a competitive marketplace with numerous large lenders and smaller institutions competing for new loan originations. In order to comply with the increased regulatory requirements and compete more effectively, mortgage market participants have continued to outsource mission-critical functions to third party technology providers that can offer comprehensive and integrated solutions, which are also cost-effective, due to their deep domain expertise and economies of scale.

        We believe our comprehensive end-to-end, integrated solutions differentiate us from other technology providers serving the mortgage industry and position us particularly well for evolving opportunities in this market. We have served the mortgage and real estate industries for over 50 years and utilize this experience to design and develop solutions that fit our clients’ ever-evolving needs. Our proprietary technology platforms and data and analytics capabilities reduce manual processes, improve compliance and quality, mitigate risk and deliver significant cost savings to our clients. Our scale allows us to continually and cost-effectively invest in our business in order to meet evolving industry requirements and maintain our position as an industry-standard platform for mortgage market participants. We had 32.4 million and 31.0 million active loans on our mortgage servicing platform (“MSP”) as of March 31, 2017 and 2016, respectively. Based on the total number of U.S. first lien mortgages outstanding as of March 31, 2017, according to the Black Knight Mortgage Monitor Report, our proprietary technology platform is used to service approximately 62% of all U.S. first lien mortgages, reflecting our leadership in the mortgage servicing market.

        Our business is organized into two segments:

        Technology—offers software and hosting solutions that support loan servicing, loan origination and settlement services.

        Data and Analytics—offers data and analytics solutions to the mortgage, real estate and capital markets industries. These solutions include property ownership data, lien data, servicing data, automated valuation models, collateral risk scores, prepayment and default models, lead generation and other data solutions.

        We offer our solutions to a wide range of clients across the mortgage and real estate industries. The quality and breadth of our solutions contributes to the long-standing nature of our relationships with our clients, the majority of whom enter into long-term contracts across multiple products that are embedded in their mission critical workflow and decision processes. Given the contractual nature of our revenues and stickiness of our client relationships, our revenues are highly visible and recurring in nature. Due to our integrated suite of solutions and our scale in the mortgage market, we are able to drive significant operating leverage, which we believe enables our clients to operate more efficiently while allowing us to generate strong margins and cash flow.

Our Industry

        The U.S. mortgage market is large, and the loan life cycle is complex and consists of several stages. The mortgage loan life cycle includes origination, servicing and default. Mortgages are originated to finance home purchases or refinance existing mortgages. Once a mortgage is originated, it is serviced on a periodic basis by mortgage servicers, which may not be the lenders that originated the mortgage. Furthermore, if a mortgage experiences default, it triggers a set of multifaceted processes with an assortment of potential outcomes depending on a mix of variables.

        Underlying the three major components of the mortgage loan life cycle are the technology, data and analytics support behind each process, which has become increasingly critical to industry participants due to the complexity of regulatory requirements. As the industry has grown in complexity, participants have responded by outsourcing to large scale specialty providers, automating manual processes and seeking end-to-end solutions that support the processes required to manage the entire mortgage loan life cycle.

Overview of the Mortgage Servicing Market

        The U.S. mortgage servicing market is comprised of first and second lien mortgage loans. As of December 31, 2016, the first lien mortgage market represents 50.9 million mortgage loans according to the Black Knight Mortgage Monitor Report. As of December 31, 2016, the second lien mortgage market represents 14.8 million mortgage loans according to the February 2017 Equifax National Consumer Credit Trends Report. Even through housing downturns, the mortgage servicing market generally remains stable, as the total number of first lien mortgage loans outstanding tends to stay more constant than mortgage originations. The number of second lien mortgage loans outstanding can vary based on a number of factors including loan-to-value ratios, interest rates and lenders’ desire to own such loans.

        While delinquent mortgages typically represent a small portion of the overall loan servicing market, the mortgage default process is long and complex and involves multiple parties, a significant exchange of data and documentation and extensive regulatory requirements. Providers in the default process must be able to meet strict regulatory guidelines, which we believe are best met through the use of technology.

Overview of the Mortgage Origination Market

        The U.S. mortgage origination market consists of both purchase and refinance originations. The mortgage origination process is complex and involves multiple parties, significant data exchange and significant regulatory oversight, which requires scale and substantial industry experience. According to the Mortgage Bankers Association Mortgage Finance Forecast as of February 15, 2017 (for 2017 and 2016) and January 19, 2017 (for 2015), the U.S. mortgage origination market for purchase and refinance originations by year is estimated as follows (in billions):

	2017	2016	2015
Mortgage Originations:
Purchase	$1,092.0	$990.0	$903.0
Refinance	479.0	901.0	776.0

Total	$1,571.0	$1,891.0	$1,679.0

Recent Trends in the Mortgage Industry

        The U.S. mortgage market has seen significant change over the past few years and is expected to continue to evolve going forward. Key regulatory actions arising from the recent financial crisis, such as the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank Act”) and the establishment of the Consumer Financial Protection Bureau (“CFPB”), impose new and evolving standards for market participants. These regulatory changes have spurred lenders and servicers to seek technology solutions that facilitate the meeting of compliance obligations in the face of a changing regulatory environment while remaining efficient and profitable.

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  Evolving regulation.  Most U.S. mortgage market participants have become subject to increased regulatory oversight and regulatory requirements as federal and state governments have enacted various new laws, rules and regulations. One example of such legislation is the Dodd-Frank Act, which contains broad changes for many sectors of the financial services and lending industries and established the CFPB, a federal regulatory agency responsible for regulating consumer financial protection within the United States. It is our experience that mortgage lenders have become more focused on minimizing the risk of non-compliance with these evolving regulations and are looking toward technologies and solutions that help them to comply with the increased regulatory oversight and requirements.

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  Lenders increasingly focused on core operations.  As a result of greater regulatory scrutiny and the higher cost of doing business, we believe lenders have become more focused on their core operations and customers. We believe lenders are increasingly shifting from in-house technologies to solutions with third-party providers who can provide better technology and services more efficiently. Lenders require these vendors to provide best-in-class technology and deep domain expertise and to assist them in maintaining regulatory compliance.

  •
  Growing role of technology in the U.S. mortgage industry.  Banks and other lenders and servicers have become increasingly focused on technology automation and workflow management to operate more efficiently and meet their regulatory guidelines. We believe vendors must be able to support the complexity of the market, display extensive industry knowledge and possess the financial resources to make the necessary investments in technology to support lenders.

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  Increased demand for enhanced transparency and analytic insight.  As U.S. mortgage market participants work to minimize the risk in lending, servicing and capital markets, they rely on the integration of data and analytics with technologies that enhance the decision making process. These industry participants rely on large comprehensive third party databases coupled with enhanced analytics to achieve these goals.

Our Solutions

        Our solutions provide U.S. mortgage industry participants with a comprehensive, integrated technology and workflow management solution set that is supported by what we believe is industry-leading data and analytics to enhance capabilities and drive efficiencies while assisting our clients to maintain regulatory compliance.

Technology Solutions

        Our Technology segment offers leading software and hosting solutions that facilitate and automate many of the mission-critical business processes across the life cycle of a mortgage. These solutions primarily consist of mortgage origination and servicing, processing and workflow management software applications coupled with related support and services.

        Our clients in this segment are primarily mortgage lenders and servicers. We believe they use our technology and services to reduce their operating costs, improve their ability to provide superior customer service and enhance the quality and consistency of various aspects of their mortgage operations. We work with our clients to enhance and integrate our software and services in order to assist them in gaining the greatest value from the solutions we provide.

        The primary applications and services within our Technology segment are as follows:

  •
  Servicing Technology.  MSP is a software as a service application that automates loan servicing, including loan setup and ongoing processing, customer service, accounting and reporting to the secondary mortgage market and investor reporting. MSP serves as a core application and database of record for first and second lien mortgages.

  When a bank hires us to process its mortgage portfolio, we provide a hosted software solution and system support personnel whose role is to ensure our system remains up and running 24 hours a day, seven days a week, to monitor our programs and interfaces effectively, to make system and application changes as necessary and to assist our clients with their responsibilities to be compliant with applicable laws and regulations.

  We have also developed web-based workflow information systems, which we refer to as LoanSphere Bankruptcy and LoanSphere Foreclosure. These applications can be used for managing and automating a wide range of different workflow processes involving non-performing loans. In addition, we offer Invoicing, which can be used to organize images of paper documents within a particular file, to capture information from imaged documents, to manage invoices and to provide multiple users access to key data needed for various types of monitoring and process management.

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  Origination Technology.  We offer two solutions that automate and facilitate the origination of mortgage loans in the United States: Empower, which supports retail and wholesale loan originations, and LendingSpace, which supports correspondent loan originations, which are originations that are funded by one lender, who sells the loan to another lender who services the loan or sells it on the secondary market. Our loan origination technologies are enhanced to assist with changing regulatory requirements and are used to improve loan quality and store documents and images.

  We also offer the Exchange and the Insight suite of solutions. The Exchange is a platform that provides a fully interconnected network of originators, agents, settlement services providers and investors in the United States. This secure and integrated one-to-many platform allows lenders and their service providers to connect and do business electronically. Our Insight suite consists of Closing Insight, Quality Insight and Valuation Insight. Closing Insight and Quality Insight are solutions integrated with the Exchange and are designed to help lenders meet loan quality and disclosure requirements established by government-sponsored enterprises, the CFPB and the Federal Housing Finance Agency. Valuation Insight is a tool for lenders to validate and quality control appraisals and other valuation types used in collateral analysis.
    Our eLending solutions connect the various parties and systems associated with lending transactions, enabling lenders, partners and consumers to exchange data quickly and efficiently. Our eLending platform hosts a range of on-demand services that provide electronic document delivery, signature, closings and post-close services accessible to lenders of all sizes.

        We build all of our technology platforms to be scalable, secure, flexible, standards-based and web connected for easy use by our clients. Further, we have a history of being able to bring solutions to market quickly due to investments that we have made in integrating our technology and development processes.

Data and Analytics Solutions

        Our Data and Analytics segment supports and enhances our technology solutions, and is designed to help lenders and servicers make more informed decisions, improve performance, identify and predict risk and generate more qualified leads. We believe, based on our knowledge of the industry and competitors, that we have aggregated one of the largest residential real estate data sets in the United States that is derived from both proprietary and public data sources. Utilizing this data, subject to any applicable use restrictions, and our deep history and understanding of the mortgage market, we have created detailed real estate data solutions that assist in portfolio management, valuations, property records, lead generation and improved risk analysis for all aspects of origination, servicing, default and capital markets/investing. In addition, we deliver data, analytics and technology solutions to customers in the real estate, title insurance, MLS and other industries that rely on property data-centric solutions to make informed decisions and run their businesses.

        Our primary data and analytics services are as follows:

  •
  Property, Mortgage Performance Data and MLS.  We make our real estate database available to our clients in a standard, normalized format. We provide a rich and diverse data set for title production activities. We also provide tax status data on properties and offer a number of value-added analytic services designed to enable our clients to utilize our data to assess and mitigate risk, determine property values, track market performance and generate leads. We also provide an MLS system to large MLS groups in the U.S. and Canada.

  •
  Mortgage and Real Estate Analytics.  We offer a broad range of property valuation services that allow our clients to analyze the value of underlying properties. These include, among others, automated valuation models, collateral risk scores, appraisal review services and valuation reconciliation services. To deliver these services, we utilize proprietary algorithms, detailed real estate statistical analysis and modified physical property inspections. These offerings are designed to reduce risk in origination, servicing and default transactions as well as aid investors in analysis of property and real estate assets. These offerings can be tailored to meet client needs and any regulatory requirements.

        Enterprise Business Intelligence.    We offer technological solutions that help mortgage lenders and servicers better leverage their extensive data assets by collecting, linking and storing loan data from their applications and from industry sources in a central location and delivering visualization and actionable insights into the data to support proactive decision-making at all levels of the enterprise. In addition, we provide near real-time access to information to provide real-time analytics, enabling proactive management of operations through key performance indicators, scorecards, dashboards and on-demand dynamic reporting.

Our Competitive Strengths

        We believe our competitive strengths include the following:

  •
  Market leadership with comprehensive and integrated solutions.  We are a leading provider of comprehensive and integrated solutions to the mortgage industry. One or more of our solutions are utilized by 23 of the top 25 servicers and 22 of the top 25 originators in the United States according to Inside Mortgage Finance as of December 31, 2016. We believe our leadership position is, in part, the result of our unique expertise and insight developed from over 50 years serving the needs of customers in the mortgage industry. We have used this insight to develop an integrated and comprehensive suite of proprietary technology, data and analytics solutions to automate many of the mission-critical business processes across the entire mortgage loan life cycle. These integrated solutions are designed to reduce manual processes, assist in improving organizational compliance and mitigating risk, and to ultimately deliver significant cost savings to our clients.

  •
  Broad and deep client relationships with significant recurring revenues.  We have long-standing sticky relationships with our largest clients. We frequently enter into long-term contracts with our mortgage servicing and loan origination clients that contain volume minimums and provide for annual increases. Our products are typically embedded within our clients’ mission-critical workflow and decision making processes across various parts of their organizations.

  •
  Extensive data assets and analytics capabilities.  We develop and maintain large, accurate and comprehensive data sets on the mortgage and housing industry that we believe are competitively differentiated. Our unique data sets provide a combination of public and proprietary data in real-time and each of our data records features a large number of attributes. Our data scientists utilize our data sets, subject to any applicable use restrictions, and comprehensive analytical capabilities to create highly customized reports, including models of customer behavior for originators and servicers, portfolio analytics for capital markets and government agencies and proprietary market insights for real estate agencies. Our data and analytics capabilities are also embedded into our technology platform and workflow products, providing our clients with integrated and comprehensive solutions.

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  Scalable and cost-effective operating model.  We believe we have a highly attractive and scalable operating model derived from our market leadership, hosted technology platforms and the large number of clients we serve across the mortgage industry. Our scalable operating model provides us with significant benefits. Our scale and operating leverage allows us to add incremental clients to our existing platforms with limited incremental cost. As a result, our operating model drives attractive margins and generates significant cash flow. Also, by leveraging our scale and leading market position, we are able to make cost-effective investments in our technology platform to assist with the evolving regulatory and compliance requirements, further increasing our value proposition to clients.

  •
  World class management team with depth of experience and track record of success.  Our management team has an average of over 20 years of experience in the banking technology and mortgage processing industries and a proven track record of strong execution capabilities. Following the acquisition of Lender Processing Services, Inc. (“LPS”) by Fidelity National Financial, Inc. (“FNF”), a Delaware corporation, on January 2, 2014 (the “Acquisition”), we have significantly improved our operations and enhanced our go-to-market strategy, further integrated our technology platforms, expanded our data and analytics capabilities and introduced several new innovative products. We executed all of these projects while delivering attractive revenues growth and strong profitability.

Our Strategy

        Our comprehensive and integrated technology platforms, robust data and analytic capabilities, differentiated business model, broad and deep client relationships and other competitive strengths enable us to pursue multiple growth opportunities. We intend to continue to expand our business and grow through the following key strategies:

  •
  Further penetration of our solutions with existing clients.  We believe our established client base presents a substantial opportunity for growth. We seek to capitalize on the trend of standardization and increased adoption of leading third party solutions and increase the number of solutions provided to our existing client base. We intend to broaden and deepen our client relationships by cross-selling our suite of end-to-end technology solutions, as well as our robust data and analytics. By helping our clients understand the full extent of our comprehensive solutions and the value of leveraging the multiple solutions we offer, we believe we can expand our existing relationships by allowing our clients to focus on their core businesses and their customers.

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  Win new clients in existing markets.  We intend to attract new clients by leveraging the value proposition provided by our technology platform and comprehensive solutions offering. In particular, we believe there is a significant opportunity to penetrate the mid-tier mortgage originators and servicers market. We believe these institutions can benefit from our proven solutions suite in order to address complex regulatory requirements and compete more effectively in the evolving mortgage market. We intend to continue to pursue this channel and benefit from the low incremental cost of adding new customers to our scaled technology infrastructure.

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  Continue to innovate and introduce new solutions.  Our long-term vision is to be the industry-leading provider for participants of the mortgage industry for their platform, data and analytic needs. We intend to enhance what we believe is a leadership position in the industry by continuing to innovate our solutions and refine the insight we provide to our clients. We have a strong track record of introducing and developing new solutions that span the mortgage loan life cycle, are tailored to specific industry trends and enhance our clients’ core operating functions. By working in partnership with key clients, we have been able to develop and market new and advanced solutions to our client base that meet the evolving demands of the mortgage industry. In addition, we will continue to develop and leverage insights from our large public and proprietary data assets to further improve our customer value proposition.

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  Selectively pursue strategic acquisitions.  The core focus of our strategy is to grow organically. However, we may selectively evaluate strategic acquisition opportunities that would allow us to expand our footprint, broaden our client base and deepen our product and service offerings. We believe that there are meaningful synergies that result from acquiring small companies that provide best-of-breed single point solutions. Integrating and cross-selling these point solutions into our broader client base and integrating acquisitions into our efficient operating environment would potentially result in revenues and cost synergies.

Corporate Information

        We are a holding company that conducts our business through our interest in BKFS LLC. Through its subsidiaries, BKFS LLC is a leading provider of integrated technology, workflow automation and data and analytics to the mortgage and real estate industries. Our solutions facilitate and automate many of the mission-critical business processes across the entire mortgage loan life cycle, from origination until asset disposition. We believe we differentiate ourselves by the breadth and depth of our comprehensive, integrated solutions and the insight we provide to our clients.

        On December 7, 2016, we announced that FNF’s Board of Directors approved a tax-free plan (the “Distribution Plan”) whereby FNF intends to distribute all 83.3 million shares of Black Knight common stock that it currently owns to FNF Group shareholders. We expect the Distribution Plan to be effectuated through four newly-formed corporations, New BKH Corp. (“New BKH”), Black Knight Holdco Corp. (“New Black Knight”), New BKH Merger Sub, Inc. (“Merger Sub One”) and BKFS Merger Sub, Inc. (“Merger Sub Two”) as follows:

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  Black Knight Holdings, Inc. (“BKHI”), a wholly-owned subsidiary of FNF, will contribute all of its 83.3 million shares of Black Knight Class B common stock and its membership interests of BKFS LLC (“Units”) to New BKH in exchange for 100% of the shares of New BKH common stock;

  •
  Following which BKHI will distribute to FNF all of the shares of New BKH common stock held by BKHI;

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  Immediately thereafter, FNF will distribute the shares of New BKH common stock to its shareholders (the “Spin-off”), provided that such distribution shall be subject to the conversion of such shares of New BKH common stock into shares of New Black Knight common stock;

  •
  Immediately following the spin-off, Merger Sub One will merge with and into New BKH (the “New BKH merger”);

  •
  In the New BKH merger, each outstanding share of New BKH common stock (other than shares owned by New BKH) will be exchanged for one share of New Black Knight common stock;

  •
  Immediately following the New BKH merger, Merger Sub Two will merge with and into Black Knight (the “BKFS merger”);

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  In the BKFS merger, each outstanding share of Black Knight common stock (other than shares owned by Black Knight and New BKH) will be exchanged for one share of New Black Knight common stock; and

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  New Black Knight will be the public company following the completion of the distribution and mergers.

        The Distribution Plan is subject to the receipt of private letter rulings from the Internal Revenue Service (“IRS”), approving certain aspects relating to the tax-free spin-off of the Black Knight shares; filing and acceptance of a registration statement for the Black Knight spin-off with the SEC; Black Knight shareholder approval; and other customary closing conditions. The closing of the Distribution Plan is expected by the end of the third quarter of 2017.

        We were incorporated in Delaware on October 27, 2014. Our principal executive offices are located at 601 Riverside Avenue, Jacksonville, Florida 32204, and our telephone number is (904) 854-5100. Our corporate website address is www.bkfs.com. Our website and the information contained on, or that can be accessed through, the website is not deemed to be incorporated by reference in, and is not considered part of, this prospectus supplement. You should not rely on any such information in making your decision whether to purchase our Class A common stock.

 THE OFFERING

Class A common stock offered by the selling shareholders	5,000,000 shares of Class A common stock (750,000 shares if the underwriter exercises in full its option to purchase additional shares).
Class A common stock to be outstanding after this offering	70,037,310 shares of Class A common stock (70,065,167 shares if the underwriter exercises in full its option to purchase additional shares).
Class B common stock to be outstanding after this offering

84,640,568 shares of Class B common stock. Each share of our Class B common stock generally has one vote on all matters submitted to a vote of shareholders but has no economic rights (including no rights to dividends or distributions upon liquidation). Each holder of shares of our Class B common stock owns an equal number of Units and has the right to exchange their Units, together with the corresponding shares of our Class B common stock, which will be redeemed and cancelled in connection with the exchange, for cash from BKFS LLC or, at our option, shares of our Class A common stock. Should the underwriter exercise its option to purchase additional shares, we will exchange up to an additional 27,857 Units and shares of Class B common stock held by the selling shareholders for shares of our Class A common stock, and upon such exchange will redeem and cancel such shares of Class B common stock.

Option to purchase additional shares of Class A common stock

The underwriter has an option to purchase up to a maximum of 750,000 additional shares of Class A common stock from the selling shareholders named in this prospectus supplement. The underwriter can exercise this option at any time within 30 days from the date of this prospectus supplement.

Use of proceeds	We will not receive any proceeds from the sale of shares of Class A common stock by the selling shareholders. See “Use of Proceeds.”
Dividend policy	We do not anticipate paying dividends on our common stock in the foreseeable future. See “Dividend Policy.”
Voting rights

Each share of Class A common stock entitles the holder to one vote in all matters submitted to a vote of shareholders. Class A common stock and Class B common stock generally vote together as a single class on all matters submitted to a vote of shareholders. See “Description of Capital Stock” in the accompanying prospectus.

Immediately following this offering, our public shareholders will have 23.0% of the voting power in Black Knight Financial Services,  Inc., or 23.5% if the underwriter exercises in full their option to purchase additional shares. See “Organizational Structure.”

Risk factors

Investing in our Class A common stock involves a high degree of risk. See “Risk Factors” beginning on page S-15 of this prospectus supplement, the accompanying prospectus, any free writing prospectus prepared by or on behalf of us and other documents incorporated by reference herein or therein for a discussion of factors you should carefully consider before investing in our Class A common stock.

New York Stock Exchange (“NYSE”) symbol	“BKFS.”

        Unless otherwise indicated, the number of shares of our Class A common stock to be outstanding after this offering:

  •
  excludes an aggregate of 3,098,198 additional shares of Class A common stock that are reserved for issuance under existing awards or available for future awards pursuant to the 2015 Omnibus Incentive Plan; and

  •
  excludes 1,330,628 shares of Class A common stock (1,302,771 shares if the underwriter exercises in full its option to purchase additional shares) issuable upon any future exchange of Units (together with an equal number of shares of our Class B common stock) for Class A common stock of Black Knight.

        Unless otherwise indicated, this prospectus supplement assumes no exercise of the underwriter’s option to purchase up to 750,000 additional shares of our Class A common stock from the selling shareholders.

        Unless otherwise indicated, the number of shares of our Class A common stock outstanding presented in this prospectus supplement is as of May 4, 2017.

SUMMARY HISTORICAL FINANCIAL DATA

        The following table sets forth our summary historical financial data for the periods indicated. We derived the statements of operations data for the three months ended March 31, 2017 and 2016 and the balance sheets data as of March 31, 2017 and 2016 from our unaudited condensed consolidated financial statements incorporated by reference in this prospectus supplement. We derived the statements of operations data for the years ended December 31, 2016, 2015 and 2014 and the balance sheet data as of December 31, 2016 and 2015 from our audited consolidated financial statements incorporated by reference in this prospectus supplement. We derived the balance sheet data as of December 31, 2014 from our audited consolidated financial statements not incorporated by reference in this prospectus supplement.

        We have prepared the unaudited condensed consolidated financial information set forth below on the same basis as our audited consolidated financial statements and have included all adjustments, consisting of only normal recurring adjustments, that we consider necessary for a fair presentation of our financial position and operating results for such periods. The results for any interim period are not necessarily indicative of the results that may be expected for a full year.

        Our historical results are not necessarily indicative of future operating results. You should read the information set forth below in conjunction with our financial statements and the related notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Annual Report on Form 10-K for the year ended December 31, 2016 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2017 incorporated by reference in this prospectus supplement.

	Three Months Ended March 31,		Year Ended December 31,
	2017	2016	2016	2015	2014
	(In millions)
Statements of Operations Data:
Revenues	$258.1	$241.9	$1,026.0	$930.7	$852.1
Expenses:
Operating expenses	145.5	136.8	582.6	538.2	514.9
Depreciation and amortization	52.8	48.2	208.3	194.3	188.8
Transition and integration costs	1.2	—	2.3	8.0	119.3

Total expenses	199.5	185.0	793.2	740.5	823.0

Operating income	58.6	56.9	232.8	190.2	29.1

Other income and expense:
Interest expense	(16.7)	(16.8)	(67.6)	(89.8)	(128.7)
Other expense, net	(2.0)	(0.8)	(6.4)	(4.6)	(12.0)

Total other expense, net	(18.7)	(17.6)	(74.0)	(94.4)	(140.7)

Earnings (loss) from continuing operations before income taxes	39.9	39.3	158.8	95.8	(111.6)
Income tax expense (benefit)	6.0	6.2	25.8	13.4	(5.3)

Net earnings (loss) from continuing operations	33.9	33.1	133.0	82.4	(106.3)
Loss from discontinued operations, net of tax	—	—	—	—	(0.8)

Net earnings (loss)	—	—	133.0	82.4	(107.1)
Less: Net earnings (loss) attributable to noncontrolling interests	21.7	21.7	87.2	62.4	(107.1)

Net earnings attributable to Black Knight	$12.2	$11.4	$45.8	$20.0	$—

Non-GAAP Financial Measures(1):
Adjusted Revenue	$259.5	$244.2	$1,033.3	$940.3	$864.9
Adjusted EBITDA	$119.4	$110.1	$463.1	$413.5	$354.9
Adjusted EBITDA margin	46.0%	45.1%	44.8%	44.0%	41.0%
Balance Sheets Data:
Cash and cash equivalents	$107.5	$118.3	$133.9	$186.0	$61.9
Total assets	$3,731.9	$3,633.5	$3,762.0	$3,703.7	$3,598.3
Total debt (current and long-term)	$1,560.3	$1,601.2	$1,570.2	$1,661.5	$2,135.1

(1)
We use Adjusted Revenues, Adjusted EBITDA and Adjusted EBITDA Margin for financial and operational decision making and as a means to evaluate period-to-period comparisons. Adjusted Revenues, Adjusted EBITDA and Adjusted EBITDA Margin are non-GAAP financial measures, which we believe are useful for investors in evaluating our overall financial performances. Black Knight believes these measures provide useful information about operating results, enhance the overall understanding of past financial performance and future prospects and allow for greater transparency with respect to key metrics used by management in its financial and operational decision making, including determining a portion of executive compensation.
  •
  Adjusted Revenues—We define Adjusted Revenues as Revenues adjusted to include the revenues that were not recorded by Black Knight during the periods presented due to the deferred revenue purchase accounting adjustment recorded in accordance with GAAP. These adjustments are reflected in Corporate and Other.

  •
  Adjusted EBITDA—We define Adjusted EBITDA as Net earnings, with adjustments to reflect the addition or elimination of certain income statement items including, but not limited to:

  •
  Depreciation and amortization;

  •
  Interest expense;

  •
  Income tax expense;

    •
    Other expense, net;

    •
    Loss (gain) from discontinued operations, net of tax;

    •
    deferred revenue purchase accounting adjustment recorded in accordance with GAAP;

    •
    transition and integration costs;

    •
    equity-based compensation, including related payroll taxes;

    •
    costs associated with debt and/or equity offerings, including the planned tax-free spin-off of Black Knight from FNF;

    •
    member management fees paid to FNF and THL Managers, LLC; and

    •
    acquisition-related costs; and

    •
    legal and regulatory matters.

    These adjustments are reflected in Corporate and Other.

  •
  Adjusted EBITDA Margin—Adjusted EBITDA Margin is calculated by dividing Adjusted EBITDA by Adjusted Revenues.

A reconciliation of the above non-GAAP financial measures to the most directly comparable GAAP financial measures is presented in the tables below (in millions):

	Three months ended March 31,		Year ended December 31,
	2017	2016	2016	2015	2014
Revenues	$258.1	241.9	$1,026.0	$930.7	$852.1
Deferred revenue purchase accounting adjustment	1.4	2.3	7.3	9.6	12.8

Adjusted Revenues	$259.5	244.2	$1,033.3	$940.3	$864.9

Net earnings (losses)	$33.9	33.1	$133.0	$82.4	$(107.1)
Depreciation and amortization	52.8	48.2	208.3	194.3	188.8
Interest (income) expense	16.7	16.8	67.6	89.8	128.7
Income tax expense (benefit)	6.0	6.2	25.8	13.4	(5.3)
Other (income) expense, net	2.0	0.8	6.4	4.6	12.0
Discontinued operations, net of tax	—	—	—	—	0.8

EBITDA	111.4	105.1	441.1	384.5	217.9
Deferred revenue purchase accounting adjustment	1.4	2.3	7.3	9.6	12.8
Equity-based compensation	5.4	2.7	12.4	11.4	6.4
Transition and integration costs	—	—	—	—	110.3
Debt and/or equity offering expenses	1.2	—	0.6	4.4	—
Management fees	—	—	—	3.6	9.0
Acquisition-related costs	—	—	1.7	—	—
Legal and regulatory matters	—	—	—	—	(1.5)

Adjusted EBITDA	$119.4	110.1	$463.1	$413.5	$354.9

Adjusted EBITDA Margin	46.0%	45.1%	44.8%	44.0%	41.0%

	Three months ended March 31,
			Year ended December 31, 2016	May 26, 2015 through December 31, 2015
	2017	2016
	(In millions, except per share data)
Net earnings per share attributable to Black Knight Class A common shareholders:
Basic	$0.18	$0.17	$0.69	$0.31

Diluted	$0.18	$0.17	$0.67	$0.29

Weighted average shares of Class A common stock outstanding:
Basic	67.6	65.8	65.9	64.4

Diluted	152.9	152.6	67.9	67.9

RISK FACTORS

        An investment in our Class A common stock involves a high degree of risk. You should carefully consider the information contained in this prospectus supplement and the accompanying prospectus before making an investment in our Class A common stock. In addition, you should read and consider the risk factors included in the documents incorporated by reference in this prospectus supplement, including our Annual Report on Form 10-K for the year ended December 31, 2016. See “Where You Can Find More Information; Incorporation of Certain Documents by Reference.” If any risks actually occur, our business, financial condition and results of operations may be materially adversely affected. In such an event, the trading price of our Class A common stock could decline and you could lose part or all of your investment.

Risks Related to this Offering and Ownership of Our Class A Common Stock

The market price of our Class A common stock may be volatile and you may lose all or part of your investment.

        The market price of our Class A common stock could fluctuate significantly and you may not be able to resell your shares at or above the offering price. Those fluctuations could be based on various factors in addition to those otherwise described in this prospectus, including those listed in “Risk Factors” included in our Annual Report on Form 10-K for the year ended December 31, 2016 and the following:

  •
  our operating performance and the performance of our competitors and fluctuations in our operating results;

  •
  the public’s reaction to our press releases, our other public announcements and our filings with the SEC;

  •
  global, national or local economic, legal and regulatory factors unrelated to our performance;

  •
  announcements by us or our competitors of new products, services, strategic investments or acquisitions;

  •
  actual or anticipated variations in our or our competitors’ operating results, and our and our competitors’ growth rates;

  •
  failure by us or our competitors to meet analysts’ projections or guidance that we or our competitors may give the market;

  •
  changes in laws or regulations, or new interpretations or applications of laws and regulations, that are applicable to our business;

  •
  changes in accounting standards, policies, guidance, interpretations or principles;

  •
  the arrival or departure of key personnel;

  •
  the number of shares to be publicly traded after this offering;

  •
  future sales or issuances of our Class A common stock, including sales, distributions or issuances by us, our officers or directors and our significant shareholders, including BKHI, Thomas H. Lee Partners, L.P. (“THL”) and certain of their affiliates; and

  •
  other developments affecting us, our industry or our competitors.

        In addition, in recent years the stock market has experienced significant price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies. These fluctuations have often been unrelated or disproportionate to the operating performance of those companies. These broad market fluctuations, as well as general economic, political and market conditions such as recessions or interest rate changes, may cause declines in the market price of our Class A common stock and you may not realize any return on your investment in us and may lose some or all of your investment.

        As we primarily operate in a single industry, we are especially vulnerable to these factors to the extent that they affect our industry or our products. In the past, securities class action litigation has often been initiated against companies following periods of volatility in their stock price. This type of litigation could result in substantial costs and divert our management’s attention and resources, and could also require us to make substantial payments to satisfy judgments or to settle litigation.

Future sales of our Class A common stock in the public market could cause the market price of our Class A common stock to decrease significantly.

        Sales of substantial amounts of our Class A common stock in the public market following this offering by our existing shareholders, by persons who acquire shares in this offering or by persons that acquire shares or our Class A common stock upon the exchange of Units (together with an equal number of shares of our Class B common stock) may cause the market price of our Class A common stock to decrease significantly. These issuances, or the possibility that these issuances may occur, may also make it more difficult for us to raise additional capital by selling equity securities in the future, at a time and price that we deem appropriate.

        In connection with this offering, our executive officers, directors, other than William P. Foley, II, and holders of approximately 49% of our outstanding Class A common stock entered into lock-up agreements with the underwriter of this offering that, subject to certain exceptions, prohibit the signing party from selling, contracting to sell or otherwise disposing of any Class A common stock or securities that are convertible or exchangeable for Class A common stock in excess of 10% (subject to certain exceptions) of the shares beneficially owned by such signing party, including Units, or entering into any arrangement that transfers the economic consequences of ownership of our Class A common stock for at least 60 days from the date of this prospectus filed in connection with this offering, although the underwriter may, in its sole discretion and at any time without notice, release all or any portion of the securities subject to these lock-up agreements. Upon a request to release any shares subject to a lock-up, the underwriter would consider the particular circumstances surrounding the request including, but not limited to, the length of time before the lock-up expires, the number of shares requested to be released, reasons for the request, the possible impact on the market for our Class A common stock and whether the holder of our shares requesting the release is an officer, director or other affiliate of ours. See “Underwriting.”

        Additionally, we have adopted an equity incentive plan pursuant to which stock options to purchase shares of Class A common stock and other stock-based awards may be issued in the future from time to time to our officers, directors and employees.

        As restrictions on resale expire or as shares are registered, our share price could drop significantly if the holders of these restricted or newly registered shares sell them or are perceived by the market as intending to sell them. These sales might also make it more difficult for us to raise capital through the sale of equity securities in the future at a time and at a price that we deem appropriate.

If securities or industry analysts publish inaccurate or unfavorable research about our business, our stock price and trading volume could decline.

        The trading market for our Class A common stock is influenced in part on the research and reports that securities or industry analysts publish about us or our business. If one or more of the analysts who cover us downgrades our Class A common stock or publishes inaccurate or unfavorable research about our business, our stock price could decline. If one or more of these analysts ceases coverage of us or fails to publish reports on us regularly, demand for our Class A common stock could decrease, which could cause our stock price and trading volume to decline.

Our charter and bylaws, the Second Amended and Restated Limited Liability Company Agreement (“LLC Agreement”) and provisions of Delaware law may discourage or prevent strategic transactions, including a takeover of our company, even if such a transaction would be beneficial to our shareholders.

        Provisions contained in our charter and bylaws, the LLC Agreement and provisions of the Delaware General Corporate Law, or DGCL, could delay or prevent a third party from entering into a strategic transaction with us, as applicable, even if such a transaction would benefit our shareholders. For example, our charter and bylaws:

  •
  divide our board of directors into three classes with staggered three-year terms, which may delay or prevent a change of our management or a change of control;

  •
  authorize the issuance of “blank check” preferred stock that could be issued by us upon approval of our board of directors to increase the number of outstanding shares of capital stock, making a takeover more difficult and expensive;

  •
  provide that directors may be removed from office only for cause and that any vacancy on our board of directors may only be filled by a majority of our directors then in office, which may make it difficult for other shareholders to reconstitute our board of directors;

  •
  provide that special meetings of the shareholders may be called only upon the request of a majority of our board of directors or by our chairman of the board of directors or chief executive officer; and

  •
  require advance notice to be given by shareholders for any shareholder proposals or director nominees.

        These restrictions and provisions could keep us from pursuing relationships with strategic partners and from raising additional capital, which could impede our ability to expand our business and strengthen our competitive position. These restrictions could also limit shareholder value by impeding a sale of us or BKFS LLC.

We do not intend to pay dividends for the foreseeable future.

        We may retain future earnings, if any, for future operations, expansion and debt repayment. We have not paid cash dividends to date and have no current plans to pay any cash dividends for the foreseeable future. As a result of our current dividend policy, you may not receive any return on an investment in our Class A common stock unless you sell our Class A common stock for a price greater than that which you paid for it. Any future determination to declare and pay cash dividends will be at the discretion of our board of directors and will depend on, among other things, our financial condition, results of operations, cash requirements, contractual restrictions and such other factors as our board of directors deems relevant. Our ability to pay dividends depends on our receipt of cash dividends from our operating subsidiaries, which may further restrict our ability to pay dividends as a result of the laws of their jurisdiction of organization or agreements of our subsidiaries, including agreements governing our indebtedness. Any cash dividends, other than tax distributions, paid by BKFS LLC will be distributed pro rata to its members, including us, BKHI and certain of its affiliates and certain THL affiliates, according to the number of Units held. Existing or future agreements governing our indebtedness may also limit our ability to pay dividends.

We are a “controlled company” within the meaning of NYSE rules, and as a result, we qualify for, and rely on, exemptions from certain corporate governance requirements. You may not have the same protections afforded to shareholders of companies that are subject to such requirements.

        FNF, through BKHI, controls a majority of the voting power of our outstanding common stock and a controlling interest in us as a result of its ownership of Class B common stock. As a result, we qualify as a “controlled company” within the meaning of the corporate governance rules of the NYSE. Under these rules, a company of which more than 50% of the voting power in the election of directors is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements, including the requirements that (i) a majority of the Board of Directors consist of independent directors and (ii) that the Board of Directors have compensation and nominating and corporate governance committees composed entirely of independent directors.

        We utilize the independence exception provided for our compensation and nominating and corporate governance committees. As a result, we do not have a compensation or nominating and corporate governance committee composed entirely of independent directors. In addition, one-half of our Board of Directors is currently composed of independent directors, and we are not required to have a Board of Directors that is composed of a majority of independent directors at any time in the future so long as we are still a “controlled company”. Accordingly, you will not have the same protections afforded to shareholders of companies that are subject to all of the corporate governance requirements set by the NYSE. In the event that we cease to be a “controlled company” and our shares continue to be listed on the NYSE, we will be required to comply with these provisions within the applicable transition periods.

We are controlled by FNF, whose interests may differ from those of our public shareholders.

        We are controlled by FNF through its wholly-owned subsidiary BKHI which beneficially owns approximately 53.9% of the combined voting power of our common stock as of March 31, 2017. As a result of this ownership, FNF has effective control over the outcome of votes on all matters requiring approval by our shareholders, including the election of directors, the adoption of amendments to our certificate of incorporation and bylaws and other significant corporate transactions. FNF can also cause BKHI to take actions that have the effect of delaying or preventing a change of control of us or discouraging others from making tender offers for our shares, which could prevent shareholders from receiving a premium for their shares. These actions may be taken even if other shareholders oppose them.

        In addition, persons associated with FNF currently serve on our board of directors. The interests of FNF may not always coincide with the interests of our other shareholders, and the concentration of effective control in FNF limits other shareholders’ ability to influence corporate matters. The concentration of ownership and voting power of FNF, through BKHI, may also delay, defer or even prevent an acquisition by a third party or other change of control and may make some transactions more difficult or impossible without their support, even if such events are in the best interests of our other shareholders. Therefore, the concentration of voting power controlled by FNF, through BKHI, may have an adverse effect on the price of our Class A common stock. We may also take actions that our other shareholders do not view as beneficial, which may adversely affect our business, financial condition and results of operations and cause the value of your investment to decline.

        Further, FNF may have an interest in pursuing acquisitions, divestitures, financing or other transactions, including, but not limited to, the issuance of additional debt or equity and the declaration and payment of dividends, that, in its judgment, could enhance their equity investments, even though such transactions may involve risk to us or to our creditors. Additionally, FNF may make investments in businesses that directly or indirectly compete with us, or may pursue acquisition opportunities that may be complementary to our business and, as a result, those acquisition opportunities may not be available to us.

FORWARD-LOOKING STATEMENTS

        The statements contained in this prospectus supplement, the accompanying prospectus and any documents incorporated by reference herein or therein that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including statements regarding expectations, hopes, intentions or strategies regarding the future. These statements relate to, among other things, future financial and operating results of Black Knight. In many cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” or “continue,” or the negative of these terms and other comparable terminology. Actual results could differ materially from those anticipated in these statements as a result of a number of factors, including, but not limited to the following:

  •
  our ability to successfully achieve the conditions to and consummate the tax-free spin-off of FNF;

  •
  security breaches against our information systems;

  •
  changes to our relationships with our top clients, whom we rely on for a significant portion of our revenues and profit;

  •
  limitation of our growth due to the time and expense associated with switching from competitors’ software and services;

  •
  providing credits or refunds for prepaid amounts or contract terminations in connection with our service level commitments;

  •
  our ability to offer high-quality technical support services;

  •
  our ability to comply with or changes in laws, rules and regulations that affect our and our customers’ businesses;

  •
  consolidation in our end client market;

  •
  regulatory developments with respect to use of consumer data and public records;

  •
  efforts by the government to reform or address the mortgage market and current economic environment;

  •
  our clients’ relationships with government-sponsored enterprises;

  •
  our ability to adapt our solutions to technological changes or evolving industry standards;

  •
  our ability to compete effectively;

  •
  increase in the availability of free or relatively inexpensive information;

  •
  our ability to protect our proprietary technology and information rights;

  •
  infringement on the proprietary rights of others by our applications or services;

  •
  our ability to successfully consummate and integrate acquisitions;

  •
  our reliance on third parties;

  •
  our dependence on our ability to access data from external sources;

  •
  our international operations and third-party service providers;

  •
  our ability to develop widespread brand awareness cost-effectively;

  •
  system failures, damage or interruption with respect to our technology solutions;

  •
  delays or difficulty in developing or implementing new or enhanced mortgage processing or technology solutions;

  •
  change in the strength of the economy and housing market generally;

  •
  our substantial indebtedness and any additional significant debt we incur;

  •
  the adequacy of our risk management policies and procedures;

  •
  our ability to achieve our growth strategies;

  •
  litigation, investigations or other actions against us;

  •
  our dependency on distributions from BKFS LLC to pay taxes and other expenses;

  •
  cash payments in exchange for Units may reduce our overall cash flow;

  •
  the market price of our Class A common stock may be volatile;

  •
  future sales of our Class A common stock in the public market;

  •
  industry or securities analysts could publish unfavorable or inaccurate information about us;

  •
  our charter and bylaws, LLC Agreement and provisions of Delaware law may discourage or prevent strategic transactions;

  •
  our intention not to pay dividends on our Class A common stock for the foreseeable future;

  •
  our status as a “controlled company” within the meaning of the NYSE; and

  •
  conflicts of interest that may arise due to FNF’s control over us.

        The risks and uncertainties that forward-looking statements are subject to include other risks detailed in the “Statement Regarding Forward-Looking Information,” “Risk Factors” and other sections of our Annual Report on Form 10-K for the year ended December 31, 2016 and in our subsequent filings with the SEC, as incorporated by reference into this prospectus supplement.

        Forward-looking statements are based on our beliefs, as well as assumptions made by, and information currently available to, us. We undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Moreover, we operate in a competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the future events and trends discussed in this report may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements.

        You should not rely upon forward-looking statements as predictions of future events. The events and circumstances reflected in the forward-looking statements may not be achieved or occur. Although we believe that the expectations and assumptions reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. Any forward-looking statement made by us in this prospectus or any documents incorporated by reference herein or therein speaks only as of the date on which we make it.

 USE OF PROCEEDS

        All shares of our Class A common stock offered by this prospectus supplement will be sold by the selling shareholders. We will not receive any proceeds from the sale of shares by the selling shareholders.

MARKET PRICE OF OUR CLASS A COMMON STOCK

        Our Class A common stock has been trading on the NYSE under the symbol “BKFS” since May 20, 2015. As of May 8, 2017, there were approximately 13 holders of record of our Class A common stock. The actual number of shareholders is greater than this number of holders of record, and includes shareholders who are beneficial owners but whose shares are held in street name by brokers and other nominees. The following table sets forth for the periods indicated the high and low closing prices per share of our Class A common stock on the NYSE.

Fiscal Quarter	High	Low
2015
Second Quarter (beginning May 20, 2015)	$30.87	$27.11
Third Quarter	$35.35	$28.54
Fourth Quarter	$36.25	$32.07
2016
First Quarter	$31.66	$26.00
Second Quarter	$37.60	$28.89
Third Quarter	$41.04	$37.00
Fourth Quarter	$40.38	$35.75
2017
First Quarter	$40.00	$34.45
Second Quarter (through May 5, 2017)	$41.90	$38.20

 DIVIDEND POLICY

        We do not intend to pay cash dividends on our Class A common stock in the foreseeable future. Any future determination to pay dividends will be at the discretion of our board of directors and subject to, among other things, our compliance with applicable law, and depending on, among other things, our results of operations, financial condition, level of indebtedness, capital requirements, contractual restrictions, restrictions in our debt agreements, business prospects and other factors that our board of directors may deem relevant. We will not pay dividends on our Class B common stock (which holds no economic interest in the issuer). We will evaluate future quarterly dividend payment amounts based on, among other things, our cash flow and liquidity position. The payment, including timing and amount, of any dividends will be at the discretion of our board of directors.

        Our ability to pay dividends depends on our receipt of cash dividends from our operating subsidiaries, including BKFS LLC, which may further restrict our ability to pay dividends as a result of the laws of their jurisdiction of organization or agreements of our subsidiaries, including agreements governing our indebtedness. Any cash dividends, other than tax distributions, paid by BKFS LLC will be distributed pro rata to its members, including us, BKHI, THL Equity Fund VI Investors (BKFS-LM), LLC and THL Equity Fund VI Investors (BKFS-NB), LLC, according to the number of Units held. Future agreements governing our indebtedness may also limit our ability to pay dividends. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Description of Certain Indebtedness” incorporated in this prospectus supplement by reference from our Annual Report on Form 10-K for a description of the restrictions on our ability to pay dividends.

        If dividends are declared, holders of shares of our Class A common stock could be eligible to receive dividends in respect of such shares, however, holders of shares of our Class B common stock would not be entitled to any dividend payments in respect of such shares.

        You may need to sell your shares of our common stock to realize a return on your investment, and you may not be able to sell your shares at or above the price you paid for them. See “Risk Factors—Risks Related to this Offering—We do not intend to pay dividends for the foreseeable future” in this prospectus supplement.

SELLING SHAREHOLDERS

        The following table shows information regarding the beneficial ownership of our Class A common stock by the selling shareholders (1) immediately prior to this offering and (2) as adjusted to give effect to this offering.

        For further information regarding the beneficial ownership of our Class A common stock and material transactions between us and the selling shareholders, see “Stock Ownership of Certain Beneficial Owners, Directors and Executive Officers” and “Related Person Transactions” in our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 28, 2016, which is incorporated by reference into this prospectus supplement.

        Beneficial ownership of shares is determined under rules of the SEC and generally includes any shares over which a person exercises sole or shared voting or investment power. Except as indicated by footnote, and subject to community property laws where applicable, we believe based on the information provided to us that the persons and entities named in the table below have sole voting and investment power with respect to all shares of our Class A and Class B common stock shown as beneficially owned by them. Percentage of beneficial ownership is based on 69,851,596 shares of Class A common stock and 84,826,282 shares of Class B common stock outstanding as of May 4, 2017.

	Shares of common stock beneficially owned before this offering					Shares of common stock beneficially owned after this offering (assuming no exercise of the option to purchase additional shares)					Shares of common stock beneficially owned after this offering assuming full exercise of the option to purchase additional shares
	Class A(1)(2)		Class B(1)			Class A(1)(2)		Class B(1)			Class A(1)(2)		Class B(1)
Name and address of beneficial owner	Number of shares	Percentage of shares	Number of shares	Percentage of shares	Total voting percentage(3)	Number of shares	Percentage of shares	Number of shares	Percentage of shares	Total voting percentage(3)	Number of shares	Percentage of shares	Number of shares	Percentage of shares	Total voting percentage(3)
Affiliates of Thomas H. Lee Partners, L.P.(4)	39,308,240	56%	1,516,342	2%	26%	34,493,954	49%	1,330,628	2%	23%	33,771,811	48%	1,302,771	2%	23%

(1)
Subject to the terms of the LLC Agreement, shares of our Class B common stock (together with the corresponding number of Units) are exchangeable for our Class A common stock on a one-for-one basis.

(2)
Beneficial ownership of Class A common stock reflected in this table does not reflect beneficial ownership of Units of shares of Class B common stock for which such shares of Class A common stock may be exchanged.

(3)
Percentage of total voting power represents voting power with respect to all shares of our Class A common stock and Class B common stock, voting together as a single class. Our Class B common stock does not have any of the economic rights (including rights to dividends and distributions upon liquidation) associated with our Class A common stock.

(4)
Includes 10,942,187 shares of Class A common stock held by Thomas H. Lee Equity Fund VI, L.P., 7,409,467 shares of Class A common stock held by Thomas H. Lee Parallel Fund VI, L.P., 1,294,285 shares of Class A common stock held by Thomas H. Lee Parallel (DT) Fund VI, L.P., 11,080,958 shares of Class A common stock held by THL Equity Fund VI Investors (BKFS), L.P., 6,940,179 shares of Class A common stock held by THL Equity Fund VI Investors (BKFS) II, L.P., 1,166,417 shares of Class A common stock held by THL Equity Fund VI Investors (BKFS) III, L.P., 358,963 shares of Class A common stock held by THL Coinvestment Partners, L.P., 2,113 shares of Class A common stock held by THL Operating Partners, L.P., 56,935 shares of Class A common stock held by Great-West Investors LP, 56,736 shares of Class A common stock held by Putnam Investments Employees’ Securities Company III LLC, 1,458,021 shares of Class B common stock held by THL Equity Fund VI Investors (BKFS-LM), LLC and 58,321 shares of Class B common stock held by THL Equity Fund VI Investors (BKFS-NB), LLC. THL Equity Advisors VI, LLC is the general partner of Thomas H. Lee Equity Fund VI, L.P., Thomas H. Lee Parallel Fund VI, L.P., Thomas H. Lee Parallel (DT) Fund VI, L.P., THL Equity Fund VI Investors (BKFS), L.P. and THL Equity Fund VI Investors (BKFS) II, L.P. and the manager of THL Equity Fund VI Investors (BKFS-LM), LLC and THL Equity Fund VI Investors (BKFS-NB), LLC. Thomas H. Lee Partners, L.P. is the managing member of THL Equity Advisors VI, LLC and is also the general partner of THL Coinvestment Partners, L.P. and THL Operating Partners, L.P. Thomas H. Lee Advisors, LLC, is the general partner of Thomas H. Lee Partners, L.P. Thomas H. Lee Advisors, LLC is attorney in fact for Great-West Investors LP and Putnam Investments LLC, which is the managing member of Putnam Investments Employees’ Securities Company III LLC, with respect to the shares of Class A common stock they hold. THL Equity Fund VI Investors (TNBGP) LLC (which is managed by THL Equity Advisors VI, LLC) is the general partner of THL Equity Fund VI Investors (BKFS) III, L.P. THL Holdco, LLC is the managing member of Thomas H. Lee Advisors, LLC and all investment decisions at THL Holdco, LLC are taken by its private equity management committee (the “THL Committee”) consisting of Todd M. Abbrecht, Anthony J. DiNovi, Thomas M. Hagerty, Soren L. Oberg, Scott M. Sperling and Kent R. Weldon. As such, each member of the THL Committee may be deemed to share beneficial ownership of the shares referred to above. Each of member of the THL Committee disclaims beneficial ownership of such shares except to the extent of their pecuniary interest therein. The address of Great-West Investors LP is 8515 East Orchard Road, Greenwood Village, Colorado 80111; the address of Putnam Investments Employees’ Securities Company III LLC is c/o Putnam Investment, Inc., 1 Post Office Square, Boston, Massachusetts 02109; the address of each member of the THL Committee and all other entities referred to above is c/o Thomas H. Lee Partners, L.P., 100 Federal Street, 35th Floor, Boston, Massachusetts 02110.

 MATERIAL U.S. FEDERAL INCOME AND ESTATE TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

        The following is a general discussion of the material U.S. federal income and estate tax consequences to non-U.S. holders (as defined below) of the purchase, ownership and disposition of our Class A common stock. This discussion does not provide a complete analysis of all potential U.S. federal income tax and estate tax considerations relating thereto. This description is based on the Internal Revenue Code, existing and proposed U.S. Treasury regulations promulgated thereunder, administrative pronouncements, judicial decisions, and interpretations of the foregoing, all as of the date hereof and all of which are subject to change, possibly with retroactive effect. This discussion is limited to non-U.S. Holders who hold shares of our Class A common stock as capital assets within the meaning of Section 1221 of the Internal Revenue Code. Moreover, this discussion is for general information only and does not address all of the tax consequences that may be relevant to you in light of your particular circumstances, nor does it discuss special tax provisions, which may apply to you if you are subject to special treatment under U.S. federal income tax laws, such as for certain financial institutions or financial services entities, insurance companies, tax-exempt entities, dealers in securities or currencies, entities that are treated as partnerships for U.S. federal income tax purposes, “controlled foreign corporations,” “passive foreign investment companies,” former U.S. citizens or long-term residents, persons deemed to sell Class A common stock under the constructive sale provisions of the Internal Revenue Code, and persons that hold Class A common stock as part of a straddle, hedge, conversion transaction, or other integrated investment. In addition, this summary does not address the Medicare tax on certain investment income or any state, local or foreign taxes or any U.S. federal tax laws other than U.S. federal income tax laws and estate tax laws.

        You are urged to consult with your own tax advisor concerning the U.S. federal income tax and estate tax consequences of acquiring, owning and disposing of our Class A common stock, as well as the application of any state, local, and foreign income and other tax laws.

        As used in this section, a “non-U.S. holder” is a beneficial owner of our Class A common stock that is not, for U.S. federal income tax purposes:

  •
  an individual who is a citizen or resident of the United States,

  •
  a corporation (or other entity taxable as a corporation) that is created or organized in or under the laws of the United States, any state thereof or the District of Columbia,

  •
  an estate the income of which is subject to U.S. federal income taxation regardless of its source, or

  •
  a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a domestic trust.

        If you are an individual, you are a resident alien if you are a lawful permanent resident of the United States (e.g., a green card holder) and you may, in many cases, be deemed to be a resident alien, as opposed to a nonresident alien, by virtue of being present in the United States for at least 31 days in the calendar year and for an aggregate of at least 183 days during a three-year period ending in the current calendar year. For these purposes, all the days present in the current year, one-third of the days present in the immediately preceding year, and one-sixth of the days present in the second preceding year are counted. Resident aliens are subject to U.S. federal income tax as if they were U.S. citizens. Such an individual is urged to consult his or her own tax advisor regarding the U.S. federal income tax consequences of the purchase, ownership or disposition of our Class A common stock.

        If a partnership or other pass-through entity is a beneficial owner of our Class A common stock, the tax treatment of a partner in the partnership or an owner of the other pass-through entity will depend upon the status of the partner or owner and the activities of the partnership or other pass-through entity. Any partner in a partnership or owner of a pass-through entity holding shares of our Class A common stock should consult its own tax advisor.

        INVESTORS CONSIDERING THE PURCHASE OF OUR CLASS A COMMON STOCK SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME AND ESTATE TAX LAWS TO THEIR PARTICULAR SITUATIONS AND THE CONSEQUENCES OF OTHER FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS, AND APPLICABLE TAX TREATIES.

Distributions on Class A Common Stock

        If we pay distributions on shares of our Class A common stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of our current and accumulated earnings and profits will constitute a return of capital that is applied against and reduces, but not below zero, a non-U.S. holder’s adjusted tax basis in shares of our Class A common stock. Any remaining excess will be treated as gain realized on the sale or other disposition of our Class A common stock. See “—Dispositions of Class A Common Stock.”

        Any dividend paid to a non-U.S. holder on our Class A common stock will generally be subject to U.S. federal withholding tax at a 30% rate. The withholding tax might not apply, however, or might apply at a reduced rate, under the terms of an applicable income tax treaty between the United States and the non-U.S. holder’s country of residence. You should consult your tax advisors regarding your entitlement to benefits under a relevant income tax treaty. Generally, in order for us or our paying agent to withhold tax at a lower treaty rate, a non-U.S. holder must certify its entitlement to treaty benefits. A non-U.S. holder generally can meet this certification requirement by providing an Internal Revenue Service (“IRS”) Form W-8BEN or IRS Form W-8BEN-E, as applicable, to us or our paying agent. If the non-U.S. holder holds the stock through a financial institution or other agent acting on the holder’s behalf, the holder will be required to provide appropriate documentation to the agent. The holder’s agent will then be required to provide certification to us or our paying agent, either directly or through other intermediaries. A non-U.S. holder that does not timely furnish the required documentation, but that qualifies for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

        Dividends received by a non-U.S. holder that are effectively connected with a U.S. trade or business conducted by the non-U.S. holder and, if required by an applicable income tax treaty between the United States and the non-U.S. holder’s country of residence, are attributable to a permanent establishment (or, in certain cases involving individual holders, a fixed base) maintained by the non-U.S. holder in the United States, are not subject to such withholding tax. To obtain this exemption, a non-U.S. holder must provide us with an IRS Form W-8ECI properly certifying such exemption. Such effectively connected dividends, although not subject to withholding tax, are taxed at the same graduated rates applicable to U.S. persons, net of certain deductions and credits. In addition to the graduated tax described above, such effectively connected dividends received by corporate non-U.S. holders may also be subject to a branch profits tax at a rate of 30% or such lower rate as may be specified by an applicable income tax treaty.

Dispositions of Class A Common Stock

        Subject to the discussion below on backup withholding and other withholding requirements, gain realized by a non-U.S. holder on a sale, exchange or other disposition of our Class A common stock generally will not be subject to U.S. federal income or withholding tax, unless:

  •
  the gain (i) is effectively connected with the conduct by the non-U.S. holder of a U.S. trade or business and (ii) if required by an applicable income tax treaty between the United States and the non-U.S. holder’s country of residence, is attributable to a permanent establishment (or, in certain cases involving individual holders, a fixed base) maintained by the non-U.S. holder in the United States (in which case the special rules described below apply),

  •
  the non-U.S. holder is an individual who is present in the United States for 183 or more days in the taxable year of such disposition and certain other conditions are met (in which case the gain would be subject to a flat 30% tax, or such reduced rate as may be specified by an applicable income tax treaty, which may be offset by certain U.S. source capital losses), or

  •
  we are, or have been, a U.S. real property holding corporation, or a USRPHC, for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition of our Class A common stock and the non-U.S. holder’s holding period for our Class A common stock.

        Generally, a corporation is a USRPHC if the fair market value of its “United States real property interests” equals 50% or more of the sum of the fair market value of (a) its worldwide real property interests and (b) its other assets used or held for use in a trade or business. The tax relating to stock in a USRPHC does not apply to a non-U.S. holder whose holdings, actual and constructive, amount to 5% or less of our Class A common stock at all times during the applicable period, provided that our Class A common stock is regularly traded on an established securities market. We believe we have not been and are not currently a USRPHC, and do not anticipate being a USRPHC in the future.

        If any gain from the sale, exchange or other disposition of our Class A common stock, (1) is effectively connected with a U.S. trade or business conducted by a non-U.S. holder and (2) if required by an applicable income tax treaty between the United States and the non-U.S. holder’s country of residence, is attributable to a permanent establishment (or, in certain cases involving individuals, a fixed base) maintained by such non-U.S. holder in the United States, then the gain generally will be subject to U.S. federal income tax at the same graduated rates applicable to U.S. persons, net of certain deductions and credits. If the non-U.S. holder is a corporation, under certain circumstances, that portion of its earnings and profits that is effectively connected with its U.S. trade or business, subject to certain adjustments, generally would also be subject to a “branch profits tax.” The branch profits tax rate is generally 30%, although an applicable income tax treaty between the United States and the non-U.S. holder’s country of residence might provide for a lower rate.

U.S. Federal Estate Tax

        Individuals, or an entity the property of which is includable in an individual’s gross estate for U.S. federal estate tax purposes, should note that any of our Class A common stock held at the time of such individual’s death will be included in such individual’s gross estate for U.S. federal estate tax purposes, and may be subject to U.S. federal estate tax, unless an applicable estate tax treaty provides otherwise.

Backup Withholding and Information Reporting

        Any dividends that are paid to a non-U.S. holder must be reported annually to the IRS and to the non-U.S. holder. Copies of these information returns also may be made available to the tax authorities of the country in which the non-U.S. holder resides under the provisions of various treaties or agreements for the exchange of information. Dividends paid on our Class A common stock and the gross proceeds from a taxable disposition of our Class A common stock may be subject to additional information reporting and may also be subject to U.S. federal backup withholding if such non-U.S. holder fails to comply with applicable U.S. information reporting and certification requirements. Provision of any IRS Form W-8 appropriate to the non-U.S. holder’s circumstances will generally satisfy the certification requirements necessary to avoid the additional information reporting and backup withholding.

        Backup withholding is not an additional tax. Any amounts so withheld under the backup withholding rules will be refunded by the IRS or credited against the non-U.S. holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.

Other Withholding Taxes

        Provisions commonly referred to as “FATCA” impose withholding of 30% on payments of U.S.-source dividends (including our dividends) and, beginning in 2019, on sales or other proceeds from the disposition of domestic corporate stock (including our stock), paid to “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied, or an exemption applies. An intergovernmental agreement between the United States and the entity’s jurisdiction may modify these requirements. If FATCA withholding is imposed, a beneficial owner that is not a foreign financial institution generally will be entitled to a refund of any amounts withheld by filing a U.S. federal income tax return containing the required information (which may entail significant administrative burden). Non-U.S. holders should consult their tax advisors regarding the effects of FATCA on their investment in our Class A common stock.

        THE PRECEDING DISCUSSION OF U.S. FEDERAL INCOME TAX AND ESTATE TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY. IT IS NOT TAX ADVICE. EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE PARTICULAR U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF PURCHASING, HOLDING AND DISPOSING OF OUR CLASS A COMMON STOCK, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAWS.

UNDERWRITING

        J.P. Morgan Securities LLC is acting as underwriter of the offering. Subject to the terms and conditions set forth in an underwriting agreement among us, the selling shareholders and the underwriter, the selling shareholders have agreed to sell to the underwriter, and the underwriter has agreed to purchase from the selling shareholders, 5,000,000 shares of Class A common stock.

        Subject to the terms and conditions set forth in the underwriting agreement, the underwriter has agreed to purchase all of the shares of Class A common stock sold under the underwriting agreement if any of these shares are purchased.

        We and the selling shareholders have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriter may be required to make in respect of those liabilities.

        The underwriter is offering the shares, subject to prior sale, when, as and if issued to and accepted by it, subject to approval of legal matters by its counsel, including the validity of the shares, and other conditions contained in the underwriting agreement, such as the receipt by the underwriter of officer’s certificates and legal opinions. The underwriter reserves the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

        The underwriter is purchasing the shares of Class A common stock from the selling shareholders at $38.61 per share (representing $193,050,000 aggregate proceeds to the selling shareholders, before expenses, or $222,007,500 if the underwriter’s option to purchase additional shares described below is exercised in full). The underwriter may offer the shares of Class A common stock from time to time for sale in one or more transactions on the New York Stock Exchange, in the over-the-counter market, through negotiated transactions or otherwise at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. In connection with the sale of the shares of Class A common stock offered hereby, the underwriter may be deemed to have received compensation in the form of underwriting discounts. The underwriter may effect such transactions by selling shares of Class A common stock to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriter and/or purchasers of shares of Class A common stock for whom they may act as agents or to whom they may sell as principal.

        We will pay the expenses incurred by the selling shareholders in connection with this offering. The expenses of this offering that are payable by us are estimated to be approximately $0.7 million.

Option to Purchase Additional Shares

        The selling shareholders have granted an option to the underwriter, exercisable for 30 days after the date of this prospectus, to purchase up to 750,000 additional shares from the selling shareholders at the price disclosed above.

No Sales of Similar Securities

        In connection with this offering, we will, and we expect our executive officers, directors, other than Mr. Foley, the selling shareholders and other holders of 5.0% of our outstanding Class A common stock to, enter into lock-up agreements with the underwriter of this offering that, subject to certain exceptions, prohibit the signing party from selling, contracting to sell or otherwise disposing of any Class A common stock or securities that are convertible or exchangeable for Class A common stock in excess of 10% (subject to certain exceptions) of the shares beneficially owned by such signing party, or entering into any arrangement that transfers the economic consequences of ownership of our Class A common stock for at least 60 days from the date of this prospectus supplement filed in connection with this offering, although the underwriter may, in its sole discretion and at any time without notice, release all or any portion of the securities subject to these lock-up agreements. Upon a request to release any shares subject to a lock-up, the underwriter would consider the particular circumstances surrounding the request including, but not limited to, the length of time before the lock-up expires, the number of shares requested to be released, reasons for the request and the possible impact on the market for our Class A common stock and whether the holder of our shares requesting the release is an officer, director or other affiliate of ours. As a result of these lock-up agreements, notwithstanding earlier eligibility for sale under the provisions of Rule 144 under the Securities Act, none of these shares would be allowed to be sold until at least 60 days after the date of this prospectus supplement.

New York Stock Exchange Listing

        Our Class A common stock is listed on the NYSE under the symbol “BKFS.”

Price Stabilization, Short Positions

        In connection with this offering, the underwriter may purchase and sell our Class A common stock in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriter of a greater number of shares than it is required to purchase in this offering. “Covered” short sales are sales made in an amount not greater than the underwriter’s option to purchase additional shares described above. The underwriter may close out any covered short position by either exercising its option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriter will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which it may purchase shares through the option granted to it. “Naked” short sales are sales in excess of such option. The underwriter must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriter is concerned that there may be downward pressure on the price of our Class A common stock in the open market after pricing that could adversely affect investors who purchase in this offering. Stabilizing transactions consist of various bids for or purchases of shares of common stock made by the underwriter in the open market prior to the completion of this offering.

        Similar to other purchase transactions, the underwriter’s purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our Class A common stock or preventing or retarding a decline in the market price of our Class A common stock. As a result, the price of our Class A common stock may be higher than the price that might otherwise exist in the open market. The underwriter may conduct these transactions on the NYSE, in the over-the-counter market or otherwise.

        Neither we nor the underwriter make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our Class A common stock. In addition, neither we nor the underwriter make any representation that the underwriter will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Electronic Distribution

        In connection with this offering, the underwriter or securities dealers may distribute prospectuses by electronic means, such as e-mail.

Other Relationships

        The underwriter and its affiliates are a full service financial institution engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. The underwriter and its affiliates have provided, and may in the future provide, a variety of these services to us, the selling shareholders and to persons and entities with relationships with us or the selling shareholders, for which the underwriter received or will receive customary fees and expenses.

        In the ordinary course of its various business activities, the underwriter and its affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities and/or instruments of the issuer (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with the issuer. The underwriter and its affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.

        The underwriter acted as joint lead arranger and joint book runner under the credit agreement of Black Knight InfoServ, LLC, an indirect subsidiary of ours, dated as of May 27, 2015, as amended, and one of its affiliates is a lender and administrative agent thereunder. The underwriter acted as joint lead arranger and joint book runner under FNF’s primary credit agreement, as amended, dated as of April 27, 2017, and one of its affiliates is a lender thereunder.

        Certain affiliates of the underwriter may be our customers.

Notice to Prospective Investors in the European Economic Area

        In relation to each Member State of the European Economic Area (each, a “Relevant Member State”), no offer of shares may be made to the public in that Relevant Member State other than:

  A.
  to any legal entity which is a qualified investor as defined in the Prospectus Directive;

  B.
  to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the underwriter; or

  C.
  in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of shares shall require us or the underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive

        Each person in a Relevant Member State who initially acquires any shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed that it is a “qualified investor” within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive. In the case of any shares being offered to a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any shares to the public other than their offer or resale in a Relevant Member State to qualified investors as so defined or in circumstances in which the prior consent of the underwriter has been obtained to each such proposed offer or resale.

        We, the underwriter and its affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgements and agreements.

        This prospectus has been prepared on the basis that any offer of shares in any Relevant Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of shares. Accordingly any person making or intending to make an offer in that Relevant Member State of shares which are the subject of the offering contemplated in this prospectus may only do so in circumstances in which no obligation arises for us or the underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither we, the selling shareholders nor the underwriter have authorized, nor do they authorize, the making of any offer of shares in circumstances in which an obligation arises for us or the underwriter to publish a prospectus for such offer.

        For the purpose of the above provisions, the expression “an offer to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in the Relevant Member State by any measure implementing the Prospectus Directive in the Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member States) and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Notice to Prospective Investors in Canada

        The shares of Class A common stock may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

        Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

        Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriter is not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to Prospective Investors in the United Kingdom

        In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

Notice to Prospective Investors in Switzerland

        The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or this offering may be publicly distributed or otherwise made publicly available in Switzerland.

        Neither this document nor any other offering or marketing material relating to this offering, us or the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (FINMA), and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.

Notice to Prospective Investors in the Dubai International Financial Centre

        This prospectus relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for the prospectus. The shares to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus you should consult an authorized financial advisor.

Notice to Prospective Investors in Australia

        No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission (“ASIC”), in relation to this offering. This prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

        Any offer in Australia of the shares may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the shares without disclosure to investors under Chapter 6D of the Corporations Act.

        The shares applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under this offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring shares must observe such Australian on-sale restrictions.

        This prospectus contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Notice to Prospective Investors in Hong Kong

        The shares have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the shares has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Notice to Prospective Investors in Japan

        The shares have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and, accordingly, will not be offered or sold, directly or indirectly, in Japan, or for the benefit of any Japanese Person or to others for re-offering or resale, directly or indirectly, in Japan or to any Japanese Person, except in compliance with all applicable laws, regulations and ministerial guidelines promulgated by relevant Japanese governmental or regulatory authorities in effect at the relevant time. For the purposes of this paragraph, “Japanese Person” shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

Notice to Prospective Investors in Singapore

        This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of Non-CIS Securities may not be circulated or distributed, nor may the Non-CIS Securities be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

        Where the Non-CIS Securities are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

          (a)   a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

          (b)   a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the Non-CIS Securities pursuant to an offer made under Section 275 of the SFA except:

    (a)
    to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

    (b)
    where no consideration is or will be given for the transfer;

    (c)
    where the transfer is by operation of law;

    (d)
    as specified in Section 276(7) of the SFA; or

    (e)
    as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

LEGAL MATTERS

        Weil, Gotshal & Manges LLP, New York, New York, has passed upon the validity of our Class A common stock offered hereby on behalf of us. The validity of the shares of Class A common stock offered hereby will be passed upon on behalf of the underwriter by Sullivan & Cromwell LLP, Los Angeles, California.

EXPERTS

        The consolidated financial statements of Black Knight Financial Services, Inc. and subsidiaries as of December 31, 2016 and 2015 and for each of the years in the three-year period ended December 31, 2016 and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2016, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the consolidated financial statements contains an explanatory paragraph that states that, as discussed in note 1 to the consolidated financial statements, Black Knight Financial Services, Inc. completed an IPO of its stock on May 26, 2015 and contributed the net cash proceeds received from the IPO to Black Knight Financial Services, LLC in exchange for 44.5% of the units and a managing member’s membership interest in Black Knight Financial Services, LLC. Additionally, as discussed in notes 1 and 2 to the consolidated financial statements, Lender Processing Services, Inc. merged with Lion Merger Sub, Inc. on January 2, 2014, through which Lender Processing Services, Inc. became a wholly-owned subsidiary of Fidelity National Financial, Inc., which then reorganized the operations of Lender Processing Services, Inc. and contributed certain of its operations into Black Knight Financial Services, LLC on January 3, 2014. The audit report on the effectiveness of internal control over financial reporting as of December 31, 2016, contains an explanatory paragraph that states that Black Knight Financial Services, Inc. acquired eLynx Holdings, Inc. (“eLynx”) on May 16, 2016 and Motivity Solutions, Inc. (“Motivity”) on June 22, 2016, and management has excluded from its assessment of the effectiveness of Black Knight Financial Services, Inc.’s internal control over financial reporting as of December 31, 2016, eLynx’s and Motivity’s internal control over financial reporting associated with approximately 4.1% of total assets and 2.3% of total revenues included in the Consolidated Financial Statements of Black Knight Financial Services, Inc. and subsidiaries as of and for the year ended December 31, 2016, and that our audit of internal control over financial reporting of Black Knight Financial Services, Inc. also excludes an evaluation of the internal control over financial reporting of eLynx and Motivity.

WHERE YOU CAN FIND MORE INFORMATION;
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains our reports, proxy and other information regarding us at http://www.sec.gov. Our SEC filings are also available free of charge at our website (www.bkfs.com). However, except for our filings with the SEC that are incorporated by reference into this prospectus, the information on our website is not incorporated by reference into this prospectus supplement. In addition, you can inspect reports and other information we file at the office of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

        The SEC allows “incorporation by reference” into this prospectus of information that we file with the SEC. This permits us to disclose important information to you by referencing these filed documents. Any information referenced this way is considered to be a part of this prospectus and any information filed by us with the SEC subsequent to the date of this prospectus automatically will be deemed to update and supersede this information. We incorporate by reference the following documents which we have filed with the SEC (excluding any documents or portions of such documents that have been “furnished” but not “filed” for purposes of the Securities Exchange Act of 1934, as amended, or the Exchange Act):

  •
  our Annual Report on Form 10-K for the year ended December 31, 2016, which we filed with the SEC on February 24, 2017;

  •
  the information specifically incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2016 from our Definitive Proxy Statement on Schedule 14A for our 2016 Annual Meeting of Shareholders, filed with the SEC on April 26, 2017;

  •
  our Quarterly Report on Form 10-Q for the quarter ended March 31, 2017, which we filed with the SEC on May 5, 2017;

  •
  our Current Reports on Form 8-K, which we filed with the SEC on March 2, 2017 and April 27, 2017; and

  •
  the description of our capital stock contained or incorporated by reference in our registration statement on Form 8-A, as filed on May 14, 2015, and any amendments or reports filed for the purpose of updating such description.

        We incorporate by reference any filings made with the SEC in accordance with Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus supplement and the date all of the securities offered hereby are sold or the offering is otherwise terminated, with the exception of any information furnished under Item 2.02 and Item 7.01 (including any financial statements or exhibits relating thereto furnished pursuant to Item 9.01) of Form 8-K, which is not deemed filed and which is not incorporated by reference herein. Any such filings shall be deemed to be incorporated by reference and to be a part of this prospectus supplement from the respective dates of filing of those documents.

        Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus supplement will be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus supplement modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

        We will provide to each person, including any beneficial owner, to whom a prospectus supplement is delivered, without charge, upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus supplement but not delivered with this prospectus supplement, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this prospectus supplement. You should direct requests for documents to:

Black Knight Financial Services, Inc.
Investor Relations
601 Riverside Avenue
Jacksonville, Florida 32204
(877) 880-1990

PROSPECTUS

Class A Common Stock

        This prospectus relates solely to sales of Class A common stock of Black Knight Financial Services, Inc. by selling shareholders. The selling shareholders, who will be named in a prospectus supplement, may offer and sell shares of our Class A common stock from time to time in amounts, at prices and on terms that will be determined at the time of any such offering. We will not receive any proceeds from the sale of shares of Class A common stock to be offered by the selling shareholders.

        This prospectus describes some of the general terms that may apply to our Class A common stock. Each time any shares of Class A common stock are offered pursuant to this prospectus, we will provide a prospectus supplement and attach it to this prospectus. The prospectus supplement will contain more specific information about the offering, including the number of shares of our Class A common stock to be sold by the selling shareholders. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and the accompanying prospectus supplement, as well as the documents incorporated by reference herein or therein, carefully before you make your investment decision.

        This prospectus may not be used to offer and sell shares of our Class A common stock unless accompanied by a prospectus supplement or a free writing prospectus.

        The shares of our Class A common stock may be sold at fixed prices, prevailing market prices at the times of sale, prices related to the prevailing market prices, varying prices determined at the times of sale or negotiated prices. The shares of our Class A common stock offered by this prospectus and the accompanying prospectus supplement may be offered by the selling shareholders directly to investors or to or through underwriters, dealers or other agents. The prospectus supplement for each offering will describe in detail the plan of distribution for that offering and will set forth the names of any underwriters, dealers or agents involved in the offering and any applicable fees, commissions or discount arrangements.

        Our Class A common stock is listed on the New York Stock Exchange, or NYSE, under the symbol “BKFS”.

        Investing in our Class A common stock involves a high degree of risk. See “Risk Factors” on page 7 before you make your investment decision.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus or the accompanying prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 8, 2017.

i

ABOUT THIS PROSPECTUS

        This prospectus is part of an automatic shelf registration statement that we filed with the Securities and Exchange Commission, or SEC, as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended, which we refer to as the Securities Act. Under the automatic shelf registration process, the selling shareholders may, from time to time, offer and/or sell our Class A common stock in one or more offerings or resales. This prospectus provides you with a general description of the Class A common stock that the selling shareholders may offer. Each time the selling shareholders sell shares of Class A common stock using this prospectus, we will provide a prospectus supplement and attach it to this prospectus and may also provide you with a free writing prospectus. The prospectus supplement and any free writing prospectus will contain more specific information about the offering, including the names of the selling shareholders. The prospectus supplement may also add, update, change or clarify information contained in or incorporated by reference into this prospectus. Any statement that we make in this prospectus will be modified or superseded by any inconsistent statement made by us in a prospectus supplement. If there is any inconsistency between the information in this prospectus and the information in the prospectus supplement, you should rely on the information in the prospectus supplement.

        The rules of the SEC allow us to incorporate by reference information into this prospectus. This means that important information is contained in other documents that are considered to be a part of this prospectus. Additionally, information that we file later with the SEC will automatically update and supersede this information. You should carefully read this prospectus, the applicable prospectus supplement, together with the additional information that is incorporated or deemed incorporated by reference in this prospectus as described under the heading “Where You Can Find More Information; Incorporation of Certain Documents by Reference,” and any applicable free writing prospectus before making an investment in our Class A common stock. This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of the documents referred to herein have been filed, or will be filed or incorporated by reference, as exhibits to the Registration Statement of which this prospectus is a part. The Registration Statement, including the exhibits and documents incorporated or deemed incorporated by reference in this prospectus, can be read on the SEC website or at the SEC offices mentioned under the heading “Where You Can Find More Information.”

        THIS PROSPECTUS MAY NOT BE USED TO SELL ANY SECURITIES UNLESS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT OR A FREE WRITING PROSPECTUS.

        Neither the delivery of this prospectus or any applicable prospectus supplement or any free writing prospectus nor any sale made using this prospectus or any applicable prospectus supplement or any free writing prospectus implies that there has been no change in our affairs or that the information contained in, or incorporated by reference in, this prospectus or in any applicable prospectus supplement or any free writing prospectus is correct as of any date after their respective dates. You should not assume that the information contained in, or incorporated by reference in, this prospectus or any applicable prospectus supplement or any free writing prospectus prepared by us is accurate as of any date other than the respective dates thereof. Our business, financial condition, results of operations and prospects may have changed since those dates.

        You should rely only on the information contained or incorporated by reference in this prospectus, in any accompanying prospectus supplement or in any free writing prospectuses related hereto that we have prepared. Neither we nor any selling shareholder or any of our or their respective affiliates have authorized anyone to provide you with different information and we and the selling shareholders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. You should not assume that the information contained or incorporated by reference in this prospectus and any accompanying prospectus supplement or any free writing prospectus is accurate as of any date other than the respective dates thereof. This prospectus and any accompanying prospectus supplement or any free writing prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor do this prospectus and any accompanying prospectus supplement or any free writing prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

        Unless we state otherwise or the context otherwise requires, references in this prospectus to “we,” “our,” “us,” “Black Knight” or the “Company” refer to Black Knight Financial Services, Inc., a Delaware corporation, and its consolidated subsidiaries.

 WHERE YOU CAN FIND MORE INFORMATION;
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains our reports, proxy statements and other information regarding us at http://www.sec.gov. Our SEC filings are also available free of charge at our website (www.bkfs.com). However, except for our filings with the SEC that are incorporated by reference into this prospectus, the information on our website is not incorporated by reference into this prospectus. In addition, you can inspect reports and other information we file at the office of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

        The SEC allows “incorporation by reference” into this prospectus of information that we file with the SEC. This permits us to disclose important information to you by referencing these filed documents. Any information referenced this way is considered to be a part of this prospectus, and any information filed by us with the SEC subsequent to the date of this prospectus automatically will be deemed to update and supersede this information. We incorporate by reference the following documents, which we have filed with the SEC (excluding any documents or portions of such documents that have been “furnished” but not “filed” for purposes of the Securities Exchange Act of 1934, as amended, or the Exchange Act):

  •
  our Annual Report on Form 10-K for the year ended December 31, 2016, which we filed with the SEC on February 24, 2017;

  •
  our Quarterly Report on Form 10-Q for the quarter ended March 31, 2017, which we filed with the SEC on May 5, 2017;

  •
  our Current Reports on Form 8-K, which we filed with the SEC on March 2, 2017 and April 27, 2017; and

  •
  the information specifically incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2016 from our Definitive Proxy Statement on Schedule 14A for our 2016 Annual Meeting of Shareholders, filed with the SEC on April 26, 2017;

  •
  the description of our capital stock contained or incorporated by reference in our registration statement on Form 8-A, as filed on May 14, 2015, and any amendments or reports filed for the purpose of updating such description.

        We incorporate by reference any filings made with the SEC in accordance with Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus and the date all of the securities offered hereby are sold or the offering is otherwise terminated, with the exception of any information furnished under Item 2.02 and Item 7.01 (including any financial statements or exhibits relating thereto furnished pursuant to Item 9.01) of Form 8-K, which is not deemed filed and which is not incorporated by reference herein. Any such filings shall be deemed to be incorporated by reference and to be a part of this prospectus from the respective dates of filing of those documents.

        Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document, which also is or is deemed to be incorporated by reference in this prospectus, modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

        We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, without charge, upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus but not delivered with this prospectus, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this prospectus. You should direct requests for documents to:

Black Knight Financial Services, Inc.
Investor Relations
601 Riverside Avenue
Jacksonville, Florida 32204
(877) 880-1990

 FORWARD-LOOKING STATEMENTS

        The statements contained in this prospectus and any documents incorporated by reference herein or therein that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) , including statements regarding expectations, hopes, intentions or strategies regarding the future. These statements relate to, among other things, future financial and operating results of Black Knight. In many cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue,” or the negative of these terms and other comparable terminology. Actual results could differ materially from those anticipated in these statements as a result of a number of factors, including, but not limited to the following:

  •
  our ability to successfully achieve the conditions to and consummate the tax-free spin off of FNF;

  •
  security breaches against our information systems;

  •
  changes to our relationships with our top clients, whom we rely on for a significant portion of our revenues and profit;

  •
  limitation of our growth due to the time and expense associated with switching from competitors’ software and services;

  •
  providing credits or refunds for prepaid amounts or contract terminations in connection with our service level commitments;

  •
  our ability to offer high-quality technical support services;

  •
  our ability to comply with or changes in laws, rules and regulations that affect our customers’ businesses;

  •
  consolidation in our end client market;

  •
  regulatory developments with respect to use of consumer data and public records;

  •
  efforts by the government to reform or address the mortgage market and current economic environment;

  •
  our clients’ relationships with government-sponsored enterprises;

  •
  our ability to adapt our solutions to technological changes or evolving industry standards;

  •
  our ability to compete effectively;

  •
  increase in the availability of free or relatively inexpensive information;

  •
  our ability to protect our proprietary technology and information rights;

  •
  infringement on the proprietary rights of others by our applications or services;

  •
  our ability to successfully consummate and integrate acquisitions;

  •
  our reliance on third parties;

  •
  our dependence on our ability to access data from external sources;

  •
  our international operations and third-party service providers;

  •
  our ability to develop widespread brand awareness cost-effectively;

  •
  system failures, damage or interruption with respect to our technology solutions;

  •
  delays or difficulty in developing or implementing new or enhanced mortgage processing or technology solutions;

  •
  change in the strength of the economy and housing market generally;

  •
  our substantial indebtedness and any additional significant debt we incur;

  •
  the adequacy of our risk management policies and procedures;

  •
  our ability to achieve our growth strategies;

  •
  litigation, investigations or other actions against us;

  •
  our dependency on distributions from BKFS LLC to pay taxes and other expenses;

  •
  cash payments in exchange for units may reduce our overall cash flow;

  •
  our status as a “controlled company” within the meaning of the NYSE; and

  •
  conflicts of interest that may arise due to FNF’s control over us.

        The risks and uncertainties that forward-looking statements are subject to include other risks detailed in the “Statement Regarding Forward-Looking Information,” “Risk Factors” and other sections of our Annual Report on Form 10-K for the year ended December 31, 2016 and in our subsequent filings with the SEC, as incorporated by reference into this prospectus.

        Forward-looking statements are based on our beliefs, as well as assumptions made by, and information currently available to, us. We undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Moreover, we operate in a competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the future events and trends discussed in this report may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements.

        You should not rely upon forward-looking statements as predictions of future events. The events and circumstances reflected in the forward-looking statements may not be achieved or occur. Although we believe that the expectations and assumptions reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Any forward-looking statement made by us in this prospectus or any documents incorporated by reference herein or therein speaks only as of the date on which we make it.

THE COMPANY

        We are a holding company that conducts business through Black Knight Financial Services, LLC (“BKFS LLC”) and its subsidiaries. We are a leading provider of integrated technology, workflow automation, data and analytics to the mortgage and real estate industries. Our solutions facilitate and automate many of the mission-critical business processes across the entire mortgage loan life cycle, from origination until asset disposition. We believe we differentiate ourselves by the breadth and depth of our comprehensive, integrated solutions and the insight we provide to our clients.

Corporate Information

        We are a Delaware corporation. We completed our initial public offering (“IPO”) in May 2015, and our Class A common stock is listed on the NYSE under the symbol “BKFS”. Our principal executive offices are located at 601 Riverside Avenue, Jacksonville, Florida 32204, and our telephone number is (904) 854-5100. Our website address is www.bkfs.com. The information that appears on our website is not part of, and is not incorporated into, this prospectus.

RISK FACTORS

        You should consider the specific risks described in our Annual Report on Form 10-K for the year ended December 31, 2016, the risk factors described under the caption “Risk Factors” in any applicable prospectus supplement or any free writing prospectus that we provide you in connection with an offering of shares of our Class A common stock pursuant to this prospectus and any risk factors set forth in our other filings with the SEC, pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act that are incorporated or deemed to be incorporated by reference in this prospectus, before making an investment decision. See “Where You Can Find More Information; Incorporation of Certain Documents by Reference.” Each of the risks described in these documents could materially and adversely affect our business, financial condition, results of operations and prospects, and could result in a partial or complete loss of your investment. The risks and uncertainties are not limited to those set forth in the risk factors described in these documents. Additional risks and uncertainties not presently known to us or that we currently believe to be less significant than the risk factors incorporated by reference herein may also adversely affect our business. In addition, past financial performance may not be a reliable indicator of future performance, and historical trends should not be used to anticipate results or trends in future periods.

USE OF PROCEEDS

        All shares of our Class A common stock offered by this prospectus will be sold by the selling shareholders. We will not receive any proceeds from the sale of shares by the selling shareholders.

 DESCRIPTION OF CAPITAL STOCK

        The following descriptions include summaries of the material terms of our amended and restated certificate of incorporation, our amended and restated by-laws and the applicable provisions of the Delaware General Corporation Law (the “DGCL”). For more information on how you can obtain our amended and restated certificate of incorporation and our amended and restated by-laws, see “Where You Can Find More Information; Incorporation of Certain Documents by Reference.” We urge you to read our amended and restated certificate of incorporation and our amended and restated by-laws in their entirety.

Authorized Capitalization

        Our authorized capital stock consists of (i) 350,000,000 shares of Class A common stock, par value $0.0001 per share, of which 69,851,596 shares were outstanding as of May 4, 2017, (ii) 200,000,000 shares of Class B common stock, par value $0.0001 per share, of which 84,826,282 shares are issued and outstanding as of May 4, 2017 and (iii) 25,000,000 shares of preferred stock, par value $0.0001 per share, none of which are outstanding.

Common Stock

Class A Common Stock

        The holders of Class A common stock are entitled to one vote per share on all matters to be voted upon by the shareholders. Holders of our Class A common stock and holders of our Class B common stock will vote together as a single class on all matters (including the election of directors) submitted to a vote of shareholders, unless otherwise required by law. Delaware law may require the holders of our Class A common stock and the holders of our Class B common stock to vote as separate voting groups in the event of certain amendments to our amended and restated certificate of incorporation affecting the relative rights, preferences or other aspects of the Class A common stock or Class B common stock, respectively, or business combinations under certain circumstances.

Dividend Rights

        Subject to preferences that may be applicable to any outstanding preferred stock, the holders of shares of Class A common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the board of directors out of funds legally available therefor.

Rights upon Liquidation

        In the event of any voluntary or involuntary liquidation, dissolution or winding up of our affairs, the holders of Class A common stock are entitled to share ratably in all assets remaining after payment of our debts and other liabilities, subject to prior distribution rights of preferred stock, then outstanding, if any.

Other Rights

        The holders of our Class A common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the Class A common stock. The rights, preferences and privileges of holders of our Class A common stock will be subject to those of the holders of any shares of our preferred stock we may issue in the future.

Class B Common Stock

Issuance of Class B Common Stock with Units

        Holders of membership interests of BKFS LLC (“Units”) hold Class B common stock in amounts corresponding one-for-one to the number of Units held by them. Shares of our Class B common stock are issuable only in connection with the issuance of Units. When Units are issued by BKFS LLC, we simultaneously issue to the holder of such Units an equal number of shares of our Class B common stock. Each share of our Class B common stock will be redeemed and cancelled by us if the holder exchanges one Unit and such share of Class B common stock for either one share of Class A common stock or a cash payment pursuant to the terms of BKFS LLC’s Second Amended and Restated Limited Liability Company Agreement.

Voting Rights

        Holders of our Class B common stock are entitled to one vote for each share held of record on all matters submitted to a vote of our shareholders. Holders of our Class A common stock and holders of our Class B common stock vote together as a single class on all matters (including the election of directors) submitted to a vote of shareholders, unless otherwise required by law. Delaware law may require the holders of our Class A common stock and the holders of our Class B common stock to vote as separate voting groups in the event of certain amendments to our amended and restated certificate of incorporation affecting the relative rights, preferences or other aspects of the Class A common stock or Class B common stock, respectively, or business combinations under certain circumstances.

Dividend Rights

        The holders of our Class B common stock do not participate in any dividends declared by our board of directors.

Rights upon Liquidation

        In the event of any dissolution, liquidation or winding up of our affairs, whether voluntary or involuntary, after payment of our debts and other liabilities and making provision for any holders of our preferred stock who have a liquidation preference, the holders of Class B common stock will not be entitled to receive any of our assets.

Other Rights

        In the event of a reclassification or other similar transaction as a result of which the shares of Class A common stock are converted into another security, then a holder of shares of Class B common stock will be entitled to receive upon exchange of such shares (together with a commensurate number of Units) the amount of such security that such holder would have received if such exchange had occurred immediately prior to the record date of such reclassification or other similar transaction, taking into account any adjustment as a result of any subdivision (by any stock split or dividend, reclassification or otherwise) or combination (by reverse stock split, reclassification or otherwise) of such security that occurs after the effective time of such reclassification or other similar transaction. No shares of Class B common stock have preemptive rights to purchase additional shares of Class B common stock.

Registration Rights

        In connection with our IPO, we entered into a registration rights agreement with certain holders of the outstanding Units, including subsidiaries of FNF and certain affiliates of Thomas H. Lee

Partners, L.P. (“THL”), a Delaware limited partnership, that hold shares of our Class A common stock (the “Registration Rights Agreement”). The registration statement of which this prospectus forms a part has been requested by the selling shareholders pursuant to their rights under the Registration Rights Agreement.

        The Registration Rights Agreement provides existing holders of our Units (and their permitted transferees) that hold at least 7.5% of our registrable shares of Class A common stock (including holders of Units and corresponding shares of Class B common stock that have the right to exchange them, if we so elect, for shares of Class A common stock) the right to require us to register the number of our shares of Class A common stock requested to be so registered in accordance with the Registration Rights Agreement. In addition, holders of registrable shares of Class A common stock under the Registration Rights Agreement are entitled to request to participate in, or “piggyback” on, registrations of registrable securities for sale by us at any time after this offering. Subject to certain limitations, we are required to include in the registration all securities with respect to which we receive a written request for inclusion in the registration. These registration rights are be subject to conditions and limitations, including the right of the underwriters to limit the number of shares to be included in a registration statement and our right to delay, suspend or withdraw a registration statement under specified circumstances. The Registration Rights Agreement also provides that we are required to pay certain expenses of these electing holders relating to such registrations and indemnify them against certain liabilities that may arise under the Securities Act.

Preferred Stock

        Our board of directors has the authority to issue shares of preferred stock in one or more series and to fix the rights, preferences and limitations thereof, including dividend rights, specification of par value, conversion rights, voting rights, terms of redemption, specification of par value, liquidation preferences and the number of shares constituting any series or the designation of such series, without further vote or action by the shareholders.

        The issuance of preferred stock may have the effect of delaying, deferring or preventing a change of control of us without further action by the shareholders and may adversely affect the voting and other rights of the holders of Class A common stock. At present, we have no shares of preferred stock issued and outstanding, and we have no plans to issue any preferred stock.

Election and Removal of Directors; Vacancies

        Our amended and restated certificate of incorporation provides that our board of directors consist of between one and 14 directors. The exact number of directors may be fixed from time to time by a majority of our board of directors. In accordance with our amended and restated certificate of incorporation, our board of directors is divided into three classes of directors, with each class constituting, as nearly as possible, one-third of the total number of directors. Each class of directors will be elected for a three-year term. As a result, approximately one-third of our board of directors will be elected each year. There is no limit on the number of terms a director may serve on our board of directors.

Shareholder Action by Written Consent

        Our amended and restated certificate of incorporation provides that actions required or permitted to be taken by shareholders at an annual or special meeting may be effected without a meeting by written consent. A shareholder seeking to have the shareholders authorize or take action by written consent must deliver requests from the holders of not less than 15% of our common stock, or from the holders of our preferred stock, if the terms of such class or series of preferred stock expressly provide for action by written consent, subject to certain procedural provisions.

Anti-takeover Effects of our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws

        Our amended and restated certificate of incorporation and amended and restated bylaws contain provisions that may delay, defer or discourage another party from acquiring control of us. We believe that these provisions, which are summarized below, discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors, which we believe may result in an improvement of the terms of any such acquisition in favor of our shareholders. However, they also give our board of directors the power to discourage acquisitions that some shareholders may favor.

Classified Board of Directors and Related Provisions

        Our amended and restated certificate of incorporation provides that our board of directors must be divided into three classes of directors (each class containing approximately one-third of the total number of directors) serving staggered three-year terms. As a result, approximately one-third of our board of directors is elected each year. This classified board provision prevents a third party who acquires control of a majority of our outstanding voting stock from obtaining control of our board of directors until the second annual shareholders meeting following the date the acquirer obtains the controlling interest. The number of directors constituting our board of directors is determined from time to time by our board of directors. Our amended and restated certificate of incorporation also provides that, subject to any rights of any preferred stock then outstanding, any director may be removed from office at any time but only for cause and only by the affirmative vote of the holders of a majority of the voting power of the shares entitled to vote for the election of directors, considered for this purpose as one class. In addition, our amended and restated certificate of incorporation provides that any vacancy on the board of directors, including a vacancy that results from an increase in the number of directors or a vacancy that results from the removal of a director with cause, may be filled only by a majority of the directors then in office or by an affirmative vote of the sole remaining director. This provision, in conjunction with the provisions of our amended and restated certificate of incorporation authorizing our board of directors to fill vacancies on the board of directors, prevents shareholders from removing incumbent directors without cause and filling the resulting vacancies with their own nominees.

Special Meetings

        Our amended and restated certificate of incorporation provides that, except as otherwise required by law, special meetings of the shareholders can only be called by a majority of our entire board of directors or our chairman of the board of directors or chief executive officer. Shareholders may not call a special meeting or require that our board of directors call a special meeting of shareholders.

Requirements for Advance Notification of Shareholder Meetings, Nominations and Proposals

        Our amended and restated bylaws provide that, if one of our shareholders desires to submit a proposal or nominate persons for election as directors at an annual shareholders’ meeting, the shareholder’s written notice must be received by us not less than 120 days prior to the anniversary date of the date of the proxy statement for the immediately preceding annual meeting of shareholders. However, if the annual meeting is called for a date that is not within 30 days before or after such anniversary date, notice by a shareholder must be received by us not later than the close of business on the 10th day following the day on which public disclosure of the date of the annual meeting was made. The notice must describe the proposal or nomination and set forth the name and address of, and stock held of record and beneficially by, the shareholder. Notices of shareholder proposals or nominations must set forth the reasons for the proposal or nomination and any material interest of the shareholder in the proposal or nomination and a representation that the shareholder intends to appear in person or by proxy at the annual meeting. Director nomination notices must set forth the name and address of the nominee, arrangements between the shareholder and the nominee and other information required under Regulation 14A of the Exchange Act. The presiding officer of the meeting may refuse to acknowledge a proposal or nomination not made in compliance with the procedures contained in our amended and restated bylaws. The advance notice requirements regulating shareholder nominations and proposals may have the effect of precluding a contest for the election of directors or the introduction of a shareholder proposal if the requisite procedures are not followed and may discourage or deter a third-party from conducting a solicitation of proxies to elect its own slate of directors or to introduce a proposal.

Authorized but Unissued Shares

        The authorized but unissued shares of our common stock and our preferred stock are available for future issuance without any further vote or action by our shareholders. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of our common stock and our preferred stock could render more difficult or discourage an attempt to obtain control over us by means of a proxy contest, tender offer, merger or otherwise.

Delaware Anti-Takeover Statute

        Our amended and restated certificate of incorporation expressly states that we have elected not to be governed by Section 203 of the DGCL, which prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested shareholder” for a period of three years after the time the shareholder became an interested shareholder, subject to certain exceptions, including if, prior to such time, the board of directors approved the business combination or the transaction which resulted in the shareholder becoming an interested shareholder. “Business combinations” include mergers, asset sales and other transactions resulting in a financial benefit to the “interested shareholder.” Subject to various exceptions, an “interested shareholder” is a person who, together with his or her affiliates and associates, owns, or within three years did own, 15% or more of the corporation’s outstanding voting stock. These restrictions generally prohibit or delay the accomplishment of mergers or other takeover or change of control attempts that are not approved by a company’s board of directors. Although we have elected to opt out of the statute’s provisions, we could elect to be subject to Section 203 in the future.

Limitations on Director Liability

        Under the DGCL, we may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he or she is or was our director, officer, employee or agent, or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to our best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. In addition, Section 102(b)(7) of the DGCL provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (relating to liability for unauthorized acquisitions or redemptions of, or dividends on, capital stock) or (iv) for any transaction from which the director derived an improper personal benefit. Our amended and restated certificate of incorporation contains the provisions permitted by Section 102(b)(7) of the DGCL.

Corporate Opportunities

        To address situations in which officers or directors have conflicting duties to affiliated corporations, Section 122(17) of the DGCL allows a corporation to renounce, in its certificate of incorporation or by action of its board of directors, any interest or expectancy of the corporation in specified classes or categories of business opportunities. As such, and in order to address potential conflicts of interest between us and FNF or THL, our amended and restated certificate of incorporation contains provisions regulating and defining, to the fullest extent permitted by law, the conduct of our affairs as they may involve FNF and THL and FNF’s and THL’s officers and directors.

        Our amended and restated certificate of incorporation provides that, subject to any written agreement to the contrary, neither FNF nor THL will have a duty to refrain from engaging in the same or similar activities or lines of business that we engage in, and, except as set forth in our amended and restated certificate of incorporation, none of FNF, THL and FNF’s and THL’s officers and directors will be liable to us or our shareholders for any breach of any fiduciary duty due to any such activities of FNF or THL.

        Our amended and restated certificate of incorporation also provides that we may from time to time be or become a party to and perform, and may cause or permit any subsidiary to be or become a party to and perform, one or more agreements (or modifications or supplements to pre-existing agreements) with FNF or THL. With limited exceptions, to the fullest extent permitted by law, no such agreement, nor the performance thereof in accordance with its terms by us, any of our subsidiaries, FNF or THL, shall be considered contrary to any fiduciary duty to us or our shareholders of any director or officer of ours who is also a director, officer or employee of FNF or THL. With limited exceptions, to the fullest extent permitted by law, no director or officer of ours who is also a director, officer or employee of FNF or THL shall have or be under any fiduciary duty to us or our shareholders to refrain from acting on behalf of us or any of our subsidiaries or on behalf of FNF or THL in respect of any such agreement or performing any such agreement in accordance with its terms.

        Our amended and restated certificate of incorporation further provides that if one of our directors or officers who is also a director or officer of FNF or THL acquires knowledge of a potential transaction or matter that may be a corporate opportunity for any of FNF, THL or us, the director or officer will have satisfied his or her fiduciary duty to us and our shareholders with respect to that corporate opportunity if he or she acts in a manner consistent with the following policy:

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  a corporate opportunity offered to any person who is an officer of ours and who is also a director but not an officer of FNF or THL, will belong to us unless the opportunity is expressly offered to that person in a capacity other than such person’s capacity as one of our officers, in which case it will not belong to us;

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  a corporate opportunity offered to any person who is a director but not an officer of ours, and who is also a director or officer of FNF or THL, will belong to us only if that opportunity is expressly offered to that person in that person’s capacity as one of our directors; and

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  a corporate opportunity offered to any person who is an officer of any of FNF, THL or us will belong to us only if that opportunity is expressly offered to that person in that person’s capacity as one of our officers.

        Notwithstanding these provisions, our amended and restated certificate of incorporation does not prohibit us from pursuing any corporate opportunity of which we become aware.

        These provisions in our amended and restated certificate of incorporation will no longer be effective on the date that none of our directors or officers are also directors or officers of FNF or THL.

Amendment to Amended and Restated Bylaws and Amended and Restated Certificate of Incorporation

        Our amended and restated certificate of incorporation and our amended and restated bylaws provide that, subject to the affirmative vote of the holders of any series of preferred stock required by law, the provisions (i) of our amended and restated bylaws may be adopted, amended or repealed if approved by a majority of the board of directors then in office or approved by holders of the Class A common stock and (ii) of our amended and restated certificate of incorporation may be adopted, amended or repealed as provided by the DGCL.

Listing

        Our Class A common stock is listed on the NYSE under the symbol “BKFS”.

Transfer Agent and Registrar

        The transfer agent and registrar for our Class A common stock is Continental Stock Transfer & Trust.

SELLING SHAREHOLDERS

        Information regarding the beneficial ownership of our Class A common stock by the selling shareholders, the number of shares being offered by the selling shareholders and the number of shares beneficially owned by the selling shareholders after the applicable offering will be set forth in a prospectus supplement, free writing prospectus, post-effective amendment or filings we make with the SEC under the Exchange Act that are incorporated by reference.

PLAN OF DISTRIBUTION

        The selling shareholders may sell the Class A common stock offered by this prospectus from time to time in one or more transactions, including without limitation:

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  directly to one or more purchasers;

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  through agents;

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  to or through underwriters, brokers or dealers; or

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  through a combination of any of these methods.

        In addition, the manner in which the selling shareholders may sell some or all of the securities covered by this prospectus includes any method permitted by law, including, without limitation, through:

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  a block trade in which a broker-dealer will attempt to sell as agent, but may position or resell a portion of the block, as principal, in order to facilitate the transaction;

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  purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account;

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  ordinary brokerage transactions and transactions in which a broker solicits purchasers; or

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  privately negotiated transactions.

        The selling shareholders may also enter into hedging transactions. For example, the selling shareholders may:

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  enter into transactions with a broker-dealer or affiliate thereof in connection with which such broker-dealer or affiliate will engage in short sales of the common stock pursuant to this prospectus, in which case such broker-dealer or affiliate may use shares of common stock received from the selling shareholders to close out its short positions;

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  sell securities short and redeliver such shares to close out the short positions;

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  enter into option or other types of transactions that require the selling shareholders to deliver common stock to a broker-dealer or an affiliate thereof, who will then resell or transfer the common stock under this prospectus; or

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  loan or pledge the common stock to a broker-dealer or an affiliate thereof, who may sell the loaned shares or, in an event of default in the case of a pledge, sell the pledged shares pursuant to this prospectus.

        The securities covered by this prospectus may be sold:

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  on a national securities exchange;

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  in the over-the-counter market; or

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  in transactions otherwise than on an exchange or in the over-the-counter market, or in combination.

        A prospectus supplement with respect to each offering of securities will state the terms of the offering of the securities, including:

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  the name or names of any underwriters or agents and the amounts of securities underwritten or purchased by each of them, if any;

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  the public offering price or purchase price of the securities and the net proceeds to be received by the selling shareholders from the sale;

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  any delayed delivery arrangements;

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  any underwriting discounts or agency fees and other items constituting underwriters’ or agents’ compensation;

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  any discounts or concessions allowed or reallowed or paid to dealers; and

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  any securities exchange or markets on which the securities may be listed.

        The offer and sale of the securities described in this prospectus by the selling shareholders, the underwriters or the third parties described above may be effected from time to time in one or more transactions, including privately negotiated transactions, either:

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  at a fixed price or prices, which may be changed;

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  at market prices prevailing at the time of sale;

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  at prices related to the prevailing market prices; or

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  at negotiated prices.

General

        Any public offering price and any discounts, commissions, concessions or other items constituting compensation allowed or reallowed or paid to underwriters, dealers, agents or remarketing firms may be changed from time to time. Any selling shareholders, underwriters, dealers, agents and remarketing firms that participate in the distribution of the offered securities may be “underwriters” as defined in the Securities Act. Any discounts or commissions they receive from the selling shareholders and any profits they receive on the resale of the offered securities may be treated as underwriting discounts and commissions under the Securities Act. We will identify any underwriters, agents or dealers and describe their commissions, fees or discounts in the applicable prospectus supplement or pricing supplement, as the case may be.

        The selling shareholders and other persons participating in the sale or distribution of the securities will be subject to the applicable provisions of the Exchange Act, and the rules and regulations thereunder, including Regulation M. This regulation may limit the timing of purchases and sales of any of the securities by the selling shareholders, or any other person. The anti-manipulation rules under the Securities Act may apply to sales of securities in the market and to the activities of the selling shareholders and their affiliates. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution for a period of up to five business days before the distribution. These restrictions may affect the marketability of the securities and the ability of any person or entity to engage in market-making activities with respect to the securities.

        The selling shareholders are not restricted as to the price or prices at which the securities may be sold. Sales of such securities may have an adverse effect on the market price of the securities.

        Moreover, it is possible that a significant number of shares of common stock could be sold at the same time, which may have an adverse effect on the market price of the securities.

        We cannot assure you that the selling shareholders will sell all or any portion of the securities offered hereby.

Underwriters and Agents

        If underwriters are used in a sale, they will acquire the offered securities for their own account. The underwriters may resell the offered securities in one or more transactions, including negotiated transactions. These sales may be made at a fixed public offering price or prices, which may be changed, at market prices prevailing at the time of the sale, at prices related to such prevailing market price or at negotiated prices. The selling shareholders may offer the securities to the public through an underwriting syndicate or through a single underwriter. The underwriters in any particular offering will be mentioned in the applicable prospectus supplement or pricing supplement, as the case may be.

        Unless otherwise specified in connection with any particular offering of securities, the obligations of the underwriters to purchase the offered securities will be subject to certain conditions contained in an underwriting agreement that the selling shareholders will enter into with the underwriters at the time of the sale to them. The underwriters will be obligated to purchase all of the securities of the series offered if any of the securities are purchased, unless otherwise specified in connection with any particular offering of securities. Any initial offering price and any discounts or concessions allowed, reallowed or paid to dealers may be changed from time to time.

        The selling shareholders may designate agents to sell the offered securities. Unless otherwise specified in connection with any particular offering of securities, the agents will agree to use their best efforts to solicit purchases for the period of their appointment. The selling shareholders may also sell the offered securities to one or more remarketing firms, acting as principals for their own accounts or as agents for the selling shareholders. These firms will remarket the offered securities upon purchasing them in accordance with a redemption or repayment pursuant to the terms of the offered securities. A prospectus supplement or pricing supplement, as the case may be will identify any remarketing firm and will describe the terms of its agreement, if any, with the selling shareholders and its compensation.

        In connection with offerings made through underwriters or agents, the selling shareholders may enter into agreements with such underwriters or agents pursuant to which the selling shareholders receive outstanding securities in consideration for the securities being offered to the public for cash. In connection with these arrangements, the underwriters or agents may also sell securities covered by this prospectus to hedge their positions in these outstanding securities, including in short sale transactions. If so, the underwriters or agents may use the securities received by the selling shareholders under these arrangements to close out any related open borrowings of securities.

Dealers

        The selling shareholders may sell the offered securities to dealers as principals. The selling shareholders may negotiate and pay dealers’ commissions, discounts or concessions for their services. The dealer may then resell such securities to the public either at varying prices to be determined by the dealer or at a fixed offering price agreed to with the selling shareholders, at the time of resale. Dealers engaged by the selling shareholders may allow other dealers to participate in resales.

Direct Sales

        The selling shareholders may choose to sell the offered securities directly. In this case, no underwriters or agents would be involved.

Institutional Purchasers

        The selling shareholders may authorize agents, dealers or underwriters to solicit certain institutional investors to purchase offered securities on a delayed delivery basis pursuant to delayed delivery contracts providing for payment and delivery on a specified future date. The applicable prospectus supplement or pricing supplement, as the case may be, will provide the details of any such arrangement, including the offering price and commissions payable on the solicitations.

        The selling shareholders will enter into such delayed contracts only with institutional purchasers that the selling shareholders approve. These institutions may include commercial and savings banks, insurance companies, pension funds, investment companies and educational and charitable institutions.

Indemnification; Other Relationships

        The selling shareholders may have agreements with agents, underwriters, dealers and remarketing firms to indemnify them against certain civil liabilities, including liabilities under the Securities Act. Agents, underwriters, dealers and remarketing firms, and their affiliates, may engage in transactions with, or perform services for the selling shareholders in the ordinary course of business. This includes commercial banking and investment banking transactions.

Market-Making, Stabilization and Other Transactions

        In connection with any offering of common stock, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, syndicate covering transactions and stabilizing transactions. Short sales involve syndicate sales of common stock in excess of the number of shares to be purchased by the underwriters in the offering, which creates a syndicate short position. “Covered” short sales are sales of shares made in an amount up to the number of shares represented by the underwriters’ over-allotment option. In determining the source of shares to close out the covered syndicate short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. Transactions to close out the covered syndicate short involve either purchases of the common stock in the open market after the distribution has been completed or the exercise of the over-allotment option. The underwriters may also make “naked” short sales of shares in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares of common stock in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of bids for or purchases of shares in the open market while the offering is in progress for the purpose of pegging, fixing or maintaining the price of the securities.

        In connection with any offering, the underwriters may also engage in penalty bids. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the securities originally sold by the syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the securities to be higher than it would be in the absence of the transactions. The underwriters may, if they commence these transactions, discontinue them at any time.

 LEGAL MATTERS

        Weil, Gotshal & Manges LLP, New York, New York, will pass upon the validity of the Class A common stock offered by this prospectus.

EXPERTS

        The consolidated financial statements of Black Knight Financial Services, Inc. and subsidiaries as of December 31, 2016, 2015 and 2014, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2016, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the consolidated financial statements as of December 31, 2016 and 2015 and for each of the years in the three-year period ended December 31, 2016, contains an explanatory paragraph that states that, as discussed in Note 1 to the consolidated financial statements, Black Knight Financial Services, Inc. completed an IPO of its stock on May 26, 2015 and contributed the net cash proceeds received from the IPO to Black Knight Financial Services, LLC in exchange for 44.5% of the units and a managing member’s membership interest in Black Knight Financial Services, LLC. Additionally, as discussed in notes 1 and 2 to the consolidated financial statements, Lender Processing Services, Inc. merged with Lion Merger Sub, Inc. on January 2, 2014, through which Lender Processing Services, Inc. became a wholly-owned subsidiary of Fidelity National Financial, Inc., which then reorganized the operations of Lender Processing Services, Inc. and contributed certain of its operations into Black Knight Financial Services, LLC on January 3, 2014. The audit report on the effectiveness of internal control over financial reporting as of December 31, 2016, contains an explanatory paragraph that states that Black Knight Financial Services, Inc. acquired eLynx Holdings, Inc. (“eLynx”) on May 16, 2016 and Motivity Solutions, Inc. (“Motivity”) on June 22, 2016, and management has excluded from its assessment of the effectiveness of Black Knight Financial Services, Inc.’s internal control over financial reporting as of December 31, 2016, eLynx’s and Motivity’s internal control over financial reporting associated with approximately 4.1% of total assets and 2.3% of total revenues included in the Consolidated Financial Statements of Black Knight Financial Services, Inc. and subsidiaries as of and for the year ended December 31, 2016, and that our audit of internal control over financial reporting of Black Knight Financial Services, Inc. also excludes an evaluation of the internal control over financial reporting of eLynx and Motivity.

5,000,000 Shares

BLACK KNIGHT FINANCIAL SERVICES, INC.

Class A Common Stock

Prospectus Supplement

J.P. Morgan

May 8, 2017